Exhibit 2.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED INFORMATON IS INDICATED AT THE APPROPRIATE PLACE BY FIVE ASTERISKS “*****”.

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

ALTUS MIDSTREAM PROCESSING LP,

KINETIK EC HOLDCO LLC,

RATTLER MIDSTREAM OPERATING LLC,

and

RATTLER OMOG LLC

(collectively, as Sellers),

PLAINS BK HOLDCO LLC

(as Buyer),

solely for purposes of Section 7.10, Article X and Article XII,

KINETIK HOLDINGS LP

(as Kinetik Parent),

solely for purposes of Section 7.11, Article X and Article XII,

Rattler Midstream LP

(as Diamondback Parent),

and

solely for purposes of Section 7.12, Article X and Article XII,

PLAINS ALL AMERICAN PIPELINE, L.P.

(as Buyer Parent)

Dated: August 30, 2025

TABLE OF CONTENTS

Article I DEFINITIONS AND RULES OF CONSTRUCTION		2
1.1	Definitions	2
1.2	Rules of Construction.	17
Article II PURCHASE AND SALE; PURCHASE PRICE		18
2.1	Purchase and Sale of Acquired Interests	18
2.2	Post-Closing Purchase Price Adjustment	19
2.3	Payment of Final Post-Closing Adjustment Amount	21
2.4	Earnout	21
2.5	Withholding	22
Article III CLOSING		22
3.1	Closing	22
3.2	Closing Deliverables	23
Article IV REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS		24
4.1	Organization	24
4.2	Authorization; Enforceability	24
4.3	No Conflict or Consents	24
4.4	Litigation	25
4.5	Brokers’ Fees	25
4.6	Ownership of Acquired Interests	25
4.7	Bankruptcy	26
Article V REPRESENTATIONS AND WARRANTIES OF SELLERS RELATING TO THE ACQUIRED COMPANIES		26
5.1	Organization	26
5.2	No Conflict	26
5.3	Acquired Interests; Company Subsidiaries	27
5.4	Litigation	28
5.5	Taxes	28
5.6	Contracts; Capital Expenditures	29
5.7	Permits; Compliance with Laws	30
5.8	Employee Matters	30
5.9	Environmental Matters	30
5.10	Assets	31
5.11	Intellectual Property	31

5.12	General Partner	32
5.13	Absence of Changes	32
5.14	Financial Statements; Absence of Liabilities	33
5.15	Insurance	33
5.16	Related Party Arrangements	33
5.17	Bankruptcy	33
Article VI REPRESENTATIONS AND WARRANTIES RELATING TO BUYER		34
6.1	Organization	34
6.2	Authorization; Enforceability	34
6.3	No Conflict	34
6.4	Litigation	35
6.5	Solvency	35
6.6	Sufficiency of Funds	35
6.7	Credit-Worthiness	35
6.8	Preferential Rights	35
6.9	Brokers’ Fees	36
6.10	Investment Representation	36
6.11	Disclaimer of Additional and Implied Warranties	36
6.12	Independent Investigation	36
Article VII COVENANTS		37
7.1	Ordinary Course	37
7.2	Confidentiality	38
7.3	Indemnification of Officers and Directors	40
7.4	Earnout Matters	41
7.5	Release	41
7.6	Regulatory and Other Approvals	42
7.7	Exclusivity	44
7.8	Access to Records	44
7.9	Further Assurances	44
7.10	Kinetik Parent Guaranty	45
7.11	Diamondback Parent Guaranty	45
7.12	Buyer Parent Guaranty	46
Article VIII CONDITIONS TO CLOSING		47
8.1	Conditions to each Seller’s Obligations	47
8.2	Conditions to Buyer’s Obligations	48

Article IX TAX MATTERS		49
9.1	Interim Closing of the Books.	49
9.2	Transfer Taxes	49
9.3	Tax Returns	49
9.4	Tax Contests	49
Article X INDEMNIFICATION		50
10.1	Survival of Representations, Warranties and Covenants	50
10.2	Indemnification	50
10.3	Indemnification Procedures	51
10.4	Limitations on Liability	54
10.5	Materiality	55
10.6	Purchase Price Adjustment	56
10.7	*****	56
10.8	Exclusive Remedy	56
Article XI TERMINATION		56
11.1	Termination	56
11.2	Effect of Termination	58
11.3	Regulatory Termination Fee	58
Article XII MISCELLANEOUS		59
12.1	Notices	59
12.2	Assignment	60
12.3	Rights of Third Parties	61
12.4	Expenses	61
12.5	Counterparts	61
12.6	Entire Agreement	61
12.7	Disclosure Schedules	61
12.8	Amendments; Waiver; Consent	61
12.9	Publicity	62
12.10	Severability	62
12.11	Governing Law; Jurisdiction	62
12.12	Specific Performance	63
12.13	Recourse	64
12.14	No Offset	64

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 30, 2025 (the “Execution Date”), is entered into by and among Altus Midstream Processing LP, a Delaware limited partnership (“Altus”), Kinetik EC Holdco LLC, a Delaware limited liability company (“Kinetik EC” and together with Altus, the “Kinetik Sellers”), Rattler Midstream Operating LLC, a Delaware limited liability company (“Rattler”), Rattler OMOG LLC, a Delaware limited liability company (“Rattler OMOG” and together with Rattler, the “Diamondback Sellers” and, the Diamondback Sellers together with the Kinetik Sellers, the “Sellers”), Plains BK Holdco LLC, a Delaware limited liability company (“Buyer”), solely for purposes of Section 7.10, Article X and Article XII, Kinetik Holdings LP, a Delaware limited partnership (“Kinetik Parent”), solely for purposes of Section 7.11, Article X and Article XII, Rattler Midstream LP, a Delaware limited partnership (“Diamondback Parent”), and, solely for purposes of Section 7.12, Article X and Article XII, Plains All American Pipeline, L.P., a Delaware limited partnership (“Buyer Parent”).

RECITALS

WHEREAS, EPIC Crude Holdings GP, LLC, a Delaware limited liability company (“EPIC GP”), is the general partner of EPIC Crude Holdings, LP, a Delaware limited partnership (“EPIC” and together with EPIC GP, the “Companies” and each individually, a “Company”);

WHEREAS, Altus is the owner of: (a) fifteen percent (15%) of the issued and outstanding partnership units in EPIC (the “Altus Acquired Partnership Units”); and (b) a membership interest in EPIC GP (the “Altus Acquired GP Interest” and together with the Altus Acquired Partnership Units, the “Altus Acquired Interests”);

WHEREAS, Kinetik EC is the owner of: (a) twelve and one-half percent (12.5%) of the issued and outstanding partnership units in EPIC (the “Kinetik EC Acquired Partnership Units”); and (b) a membership interest in EPIC GP (the “Kinetik EC Acquired GP Interest” and together with the Kinetik EC Acquired Partnership Units, the “Kinetik EC Acquired Interests”);

WHEREAS, Rattler is the owner of: (a) ten percent (10%) of the issued and outstanding partnership units in EPIC (the “Rattler Acquired Partnership Units”); and (b) a membership interest in EPIC GP (the “Rattler Acquired GP Interest” and together with the Rattler Acquired Partnership Units, the “Rattler Acquired Interests”);

WHEREAS, Rattler OMOG is the owner of: (a) seventeen and one-half percent (17.5%) of the issued and outstanding partnership units in EPIC (the “Rattler OMOG Acquired Partnership Units”); and (b) a membership interest in EPIC GP (the “Rattler OMOG Acquired GP Interest” and together with the Rattler OMOG Acquired Partnership Units, the “Rattler OMOG Acquired Interests” and together with the Altus Acquired Interests, the Kinetik EC Acquired Interests and the Rattler Acquired Interests, the “Acquired Interests”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, the Acquired Interests.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

1.1            Definitions. As used herein, the following terms shall have the following meaning:

“Accounting Principles Consistently Applied” means GAAP, with such adjustments thereto or deviations therefrom consistently applied in the preparation of the unaudited consolidated balance sheet of EPIC and the Company Subsidiaries as of June 30, 2025.

“Acquired Companies” means the Companies and each of their Subsidiaries.

“Acquired Company Losses” has the meaning provided such term in Section 10.4(h).

“Acquired Interests” has the meaning provided such term in the recitals to this Agreement.

“Acquisition Transaction” has the meaning provided such term in Section 7.7.

“Adjusted Purchase Price” has the meaning provided such term in Section 2.1(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement, (i) the Kinetik Sellers and their respective Affiliates, on the one hand, and the Diamondback Sellers and their respective Affiliates, on the other, shall not be considered an Affiliate of one another, the Acquired Companies or any other limited partner or member of the Acquired Companies, as applicable, (ii) with respect to the Kinetik Sellers, no direct or indirect owner of equity interests in Kinetik Holdings Inc., including any fund, special purpose vehicle or other entity advised or managed by Blackstone Inc. or I Squared Capital (other than Kinetik Holdings Inc. and its Subsidiaries) will be considered an “Affiliate” of either of the Kinetik Sellers, except for purposes of Section 7.5 and Section 12.13 and (iii) with respect to Buyer, the members of the general partner of PAGP, other than PAGP, shall not be Affiliates of Buyer for purposes of this Agreement, except for purposes of Section 7.5 and Section 12.13.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Altus” has the meaning provided such term in the preamble to this Agreement.

“Altus Acquired GP Interest” has the meaning provided such term in the recitals to this Agreement.

“Altus Acquired Interests” has the meaning provided such term in the recitals to this Agreement.

“Altus Acquired Partnership Units” has the meaning provided such term in the recitals to this Agreement.

“Ares Entities” means each of (a) EPIC Consolidated, (b) EPIC Crude Parent, LP and (c) any funds, investment vehicles or accounts managed or advised by Ares Management LLC or any of its Affiliates (excluding any operating portfolio companies thereof).

“Assets” means any of the property owned, leased, occupied or used by the Acquired Companies.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed by each of the Sellers and Buyer at the Closing to assign, convey and transfer to Buyer the Acquired Interests, substantially in the form attached hereto as Exhibit A.

“Base Purchase Price” means $1,567,500,000.

“Benefit Plan” means each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (whether or not such plan is subject to ERISA), and (b) pension, profit-sharing, savings, retirement, incentive compensation, bonus, commission or deferred compensation, retention, severance, termination or change in control, equity purchase, equity option, phantom equity or other equity-based compensation, vacation practice or other paid time off, disability, death benefit, group insurance, hospitalization, medical, dental, life or other employee benefit, fringe benefit or compensation plan, program, arrangement, agreement, policy or commitment, whether written or oral, in each case that is maintained, sponsored, contributed to or required to be contributed to by any Acquired Company or with respect to which any Acquired Company could have any liability or obligation, and that is not described in clause (a) above.

“Business” means the business of owning and operating the Assets, as conducted as of the Execution Date and in a manner consistent with historical practice, and engaging in any other activities that are incidental, ancillary or necessary to such ownership and operation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the city of Houston, Texas, are required or authorized by Law to remain closed.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Confidential Information” has the meaning provided such term in Section 7.2(b).

“Buyer Fundamental Representations” means the representations and warranties of Buyer contained in Section 6.1 (Organization), Section 6.2 (Authorization; Enforceability), Section 6.3(a) (No Conflict) and Section 6.9 (Brokers’ Fees).

“Buyer Indemnified Parties” has the meaning provided such term in Section 10.2(a).

“Buyer Obligations” has the meaning provided such term in Section 7.12(a).

“Buyer Parent” has the meaning provided such term in the preamble to this Agreement.

“Cash” means, with respect to the Acquired Companies, as of any time of determination, the aggregate amount of all cash and cash equivalents of the Acquired Companies required to be reflected as cash and cash equivalents on a consolidated balance sheet of EPIC and the Company Subsidiaries, including all outstanding security or similar deposits and excluding Restricted Cash, in each case calculated in accordance with the Accounting Principles Consistently Applied. For the avoidance of doubt, Cash will be calculated net of any issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies.

“Change of Control” means, with respect to a Person, the first to occur of any of the following events: (a) at any time, any other Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act) shall acquire the beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of more than 50% of the outstanding voting stock of such Person; (b) a sale or other disposition of all or substantially all of the assets of such Person; (c) the merger, consolidation or amalgamation of such Person with or into another Person where the stockholders of such Person would not, immediately after such merger, consolidation or amalgamation, beneficially own (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act), directly or indirectly, voting securities representing in the aggregate more than 50% of the combined voting power of the surviving entity; (d) any purchase offer, tender offer or exchange offer where the stockholders of such Person would not, immediately after such purchase offer, tender offer or exchange offer, beneficially own (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act), directly or indirectly, voting securities representing in the aggregate more than 50% of the combined voting power of such Person or (e) in the case of a limited partnership, the removal of such Person’s general partner or the consummation of any transaction or series of related transactions which, in either case, directly or indirectly, results in the occurrence of any of clauses (a), (b), (c) or (d) above with respect to the general partner of such Person.

“Chosen Courts” has the meaning provided such term in Section 12.11(a).

“Claim” means any claim or Proceeding.

“Claim Notice” has the meaning provided such term in Section 10.3(a).

“Closing” has the meaning provided such term in Section 3.1.

“Closing Date” has the meaning provided such term in Section 3.1.

“Closing Failure Notice” has the meaning provided such term in Section 11.1(f).

“Closing Payments Schedule” has the meaning provided such term in Section 2.1(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning provided such term in the recitals to this Agreement.

“Company” has the meaning provided such term in the recitals to this Agreement.

“Company Subsidiary” has the meaning provided such term in Section 5.3(b).

“Confidentiality Agreement” means that certain confidentiality agreement dated as of May 21, 2025, by and among Buyer, Rattler and Kinetik Holdings, LP.

“Contract” means any legally binding agreement, instrument, commitment, lease, license, guaranty, indenture, contract, arrangement or understanding (whether written or oral, unless otherwise specified herein).

“Covered Persons” has the meaning provided such term in Section 7.3(a).

“Credit Agreement” means that certain Credit Agreement, dated as of October 15, 2024, by and among EPIC, EPIC Crude Services, LP, Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent thereto, and the lenders and letter of credit issuers from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Creditors’ Rights” has the meaning provided such term in Section 4.2.

“De Minimis Threshold” has the meaning provided such term in Section 10.4(a).

“Deductible Amount” has the meaning provided such term in Section 10.4(b).

“Diamondback Parent” has the meaning provided such term in the preamble to this Agreement.

“Diamondback Sellers” has the meaning provided such term in the preamble to this Agreement.

“Diamondback Sellers Obligations” has the meaning provided such term in Section 7.11.

“Disclosure Schedules” means (i) the disclosure schedules delivered by the Sellers to Buyer and attached hereto and (ii) the disclosure schedules delivered by Buyer to the Sellers and attached hereto, collectively.

“Dispute Notice” has the meaning provided such term in Section 2.2(b).

“Dispute Period” has the meaning provided such term in Section 2.2(b).

“Disputed Item” has the meaning provided such term in Section 2.2(b).

“Dollars” and “$” mean the lawful currency of the United States.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Earnout Amount” means $192,500,000.

“Earnout Condition” means the approval by the EPIC GP Board in accordance with the EPIC GP LLC Agreement of a final investment decision for an Expansion Project (or series of Expansion Projects) that constitutes (or together constitute) an Earnout Expansion Project.

“Earnout Expansion Project” means an Expansion Project (or series of related Expansion Projects) that satisfies (or together satisfy) the following criteria: (a) the transportation capacity of EPIC’s long-haul crude oil pipeline system from the Permian Basin would reasonably be expected to increase to at least 900,000 barrels per day as a result of such Expansion Project (or series of related Expansion Projects); (b) there shall be Expansion Contracts for at least 200,000 barrels per day of the incremental capacity resulting from such Expansion Project (or series of related Expansion Projects); (c) the volume weighted average rate under such Expansion Contracts is at least *****; and (d) the volume weighted average term under such Expansion Contracts is at least five (5) years.

“Earnout Period” means the period commencing on the Closing Date and ending the earlier of (a) the date of the satisfaction of the Earnout Condition and (b) 11:59 p.m. Central Time on December 31, 2027, subject to extension pursuant to Section 2.4(b).

“Effective Time” means 11:59 p.m. Central Time on the date that is five (5) Business Days prior to the Closing Date.

“Effective Time Cash” means the aggregate amount of Cash as of the Effective Time, determined in accordance with the Accounting Principles Consistently Applied.

“Effective Time Indebtedness” means the aggregate amount of Indebtedness of the Acquired Companies as of the Effective Time, determined in accordance with the Accounting Principles Consistently Applied (provided, that, to the extent (and solely to the extent) certain terms of the definition of Indebtedness set forth in this Agreement conflict with the Accounting Principles Consistently Applied, the relevant terms of the definition of Indebtedness shall control).

“Engagement Date” has the meaning provided such term in Section 2.2(e).

“Environmental Claim” means any Proceeding by any Governmental Authority or other Person alleging a violation of any Environmental Law or liability arising under Environmental Law.

“Environmental Law” means any Law that relates to (a) the protection or preservation of the environment (including natural resources) or of human health or safety (to the extent human health or safety relates to exposure to Hazardous Materials), (b) pollution or remediation of contamination, or (c) the use, presence, Release, threatened Release, generation, manufacture, recycling, storage, transport, labeling, handling, management or treatment of, or human exposure to, Hazardous Materials.

“EPIC” has the meaning provided such term in the recitals to this Agreement.

“EPIC Board” means the board of managers of EPIC.

“EPIC Consolidated” means EPIC Consolidated Operations, LLC.

“EPIC GP” has the meaning provided such term in the recitals to this Agreement.

“EPIC GP Board” means the board of directors of EPIC GP.

“EPIC GP LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of EPIC GP, dated as of July 2, 2018, as amended by (a) that certain Amendment No. 1 to the EPIC GP LLC Agreement, effective as of March 8, 2019, and (b) that certain Amendment No. 2 to the EPIC GP LLC Agreement, effective as of July 26, 2024.

“EPIC LP Agreement” means that certain Second Amended and Restated Limited Partnership Agreement of EPIC, dated as of July 2, 2018, as amended by (a) that certain Amendment No. 1 to the EPIC LP Agreement, effective as of August 30, 2018, and (b) that certain Amendment No. 2 to the EPIC LP Agreement, effective as of March 8, 2019.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, any option warrant, right (including any preemptive right), or security (including any debt security) convertible, exchangeable or exercisable therefor or containing any equity appreciation features, profit participation features, stock appreciation rights or phantom stock features or similar features, plans or rights.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Purchase Price” has the meaning provided such term in Section 2.1(c).

“Exception Claim” has the meaning provided such term in Section 10.3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” has the meaning provided such term in the preamble to this Agreement.

“Expansion Contracts” means one or more Contracts related to an Expansion Project.

“Expansion Project” means any project (or series of related projects) commencing commercial operations after the Closing Date to expand the capacity of EPIC’s long-haul crude oil pipeline system from the Permian Basin.

“Final Effective Time Cash” has the meaning provided such term in Section 2.2(e).

“Final Effective Time Indebtedness” has the meaning provided such term in Section 2.2(e).

“Final Interim Period Contribution Amount” has the meaning provided such term in Section 2.2(e).

“Final Post-Closing Adjustment Amount” has the meaning provided such term in Section 2.2(f).

“Final Purchase Price” means the Adjusted Purchase Price calculated utilizing the Final Effective Time Cash, the Final Effective Time Indebtedness and the Final Interim Period Contribution Amount.

“Financial Statements” has the meaning provided such term in Section 5.14.

“Fraud” means actual common law fraud by a Party under Delaware Law with respect to the representations or warranties set forth in Article IV, Article V or Article VI, as qualified by the Disclosure Schedules, or in any certificate to be delivered under this Agreement. For the avoidance of doubt, “Fraud” expressly excludes any Claim to the extent based on constructive fraud, negligent misrepresentation, equitable fraud, promissory fraud, recklessness or similar theory.

“Fundamental Representations” means, collectively, the Buyer Fundamental Representations and the Sellers’ Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any national, federal, state, municipal, local, territorial, tribal, or similar government or governmental or quasi-governmental authority, regulatory or administrative agency, board, bureau, commission, department, instrumentality, court, arbitral body, tribunal, legislature, executive or official, in each case, whether domestic or foreign.

“Hazardous Materials” means any hazardous waste as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33), or any toxic substance, or any other material, substance or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law (including oil, petroleum or derivates thereof, asbestos or asbestos-containing materials, urea formaldehyde insulation, per- and polyfluoroalkyl substances, polychlorinated biphenyls, radioactive materials, toxic mold, lead or lead-containing materials, or radon gas), in each case regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Laws.

“Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Imputed Underpayment” means an “imputed underpayment” within the meaning of Section 6225 of the Code or any similar provision or state, local or non-U.S. Tax Law, as applicable.

“Indebtedness” means, with respect to any Person, as of any time of determination, without duplication, any of the following: (a) long-term indebtedness for borrowed money or long-term indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (including all principal and accrued interest, but excluding premiums, penalties, termination fees, breakage fees and trade accounts payable incurred in the ordinary course of business); (b) long-term indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) outstanding reimbursement obligations under any performance bond or letter of credit, but only to the extent drawn or called; (d) obligations under any financing lease arrangements; (e) obligations for purchase price adjustments, the deferred purchase price of property, assets, services or equity interests (but excluding any trade payables or accrued expenses arising in the ordinary course of business); and (f) obligations with respect to any direct or indirect guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (e) above. For the avoidance of doubt, “Indebtedness” will include all borrowings outstanding under the Credit Agreement.

“Indemnified Party” has the meaning provided such term in Section 10.3(a).

“Indemnifying Party” has the meaning provided such term in Section 10.3(a).

“Independent Accountant” has the meaning provided such term in Section 2.2(e).

“Intellectual Property” means any patents and patent applications, inventions (whether or not patentable), trademarks, trade names, service marks, domain names, copyrights and copyrightable works, trade secrets, know-how and other confidential or proprietary information or other proprietary intellectual property rights.

“Interim Period” means the period commencing on the Execution Date and ending upon the earlier to occur of the Closing or the termination of this Agreement in accordance with Article XI.

“Interim Period Contribution Amount” means the aggregate amount of all cash, if any, contributed by or on behalf of the Sellers to, and spent by, the Acquired Companies during the Interim Period, in each case, in connection with any Earnout Expansion Project or Expansion Project that could reasonably qualify as an Earnout Expansion Project.

“Kinetik EC” has the meaning provided such term in the preamble to this Agreement.

“Kinetik EC Acquired GP Interest” has the meaning provided such term in the recitals to this Agreement.

“Kinetik EC Acquired Interests” has the meaning provided such term in the recitals to this Agreement.

“Kinetik EC Acquired Partnership Units” has the meaning provided such term in the recitals to this Agreement.

“Kinetik Parent” has the meaning provided such term in the preamble to this Agreement.

“Kinetik Sellers” has the meaning provided such term in the preamble to this Agreement.

“Kinetik Sellers Obligations” has the meaning provided such term in Section 7.10(a).

“Knowledge” means, (a) with respect to a Seller, the actual knowledge of those individuals set forth on Schedule 1.1(a) under the applicable heading for such Seller, after making due inquiry of those individuals listed under the heading of “Due Inquiry Persons” on Schedule 1.1(a) with respect to the applicable matter and (b) with respect to Buyer, the actual knowledge of those individuals set forth on Schedule 1.1(b) after making inquiry of those individuals listed under the heading of “Due Inquiry Persons” on Schedule 1.1(b) by providing a copy of the representations and warranties in Article V of this Agreement to such individuals by email. For the avoidance of doubt, each Seller shall be deemed to have satisfied its obligation of due inquiry for purposes of this definition of Knowledge upon the Sellers sending a copy (including by email) of the representations and warranties set forth in Article V to the individuals listed under the heading of “Due Inquiry Persons” on Schedule 1.1(a) and requesting that such Due Inquiry Persons inform the Sellers of any inaccuracies with respect thereto.

“Latest Balance Sheet” has the meaning provided such term in Section 5.14(a).

“Law” means (a) any applicable law, statute, rule, regulation (including any security directive or regulation), constitution, common law principle, code, ordinance or Order of a Governmental Authority and (b) any binding judicial or administrative interpretation of any of the foregoing.

“Lien(s)” means any mortgage, encroachment, pledge, deed of trust, assessment, security interest, lien, encumbrance, indenture, equitable interest, security agreement, security interest, option, warrant, hypothecation, charge, claim, transfer restriction, condition, right of purchase or right of first refusal, but shall not include easements.

“Losses” means all losses, damages, obligations, Claims, debts, liabilities, Taxes, suits, causes of action, assessments, deficiencies, fines, penalties, judgments, settlements, awards, costs and expenses (including interest, reasonable fees and expenses of counsel, accountants and other experts, court or arbitration fees, and other costs and expenses of any Proceeding, investigation or defense), including amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required.

“Material Adverse Effect” means any change, effect, circumstance, development or occurrence that, individually or in the aggregate, with all other changes, effects, circumstances, developments and occurrences, has, has had, or would reasonably be expected to (a) have, a material adverse effect on the value, business, assets, results of operations, liabilities or condition (financial or otherwise) of the Acquired Companies; or (b) with respect to a Seller, materially delay or impair the ability of such Seller or any Acquired Company to consummate the Transactions or to perform or comply with the covenants, agreements and obligations under this Agreement and any other Transaction Document; provided, however, that any change, effect, circumstance, development or occurrence resulting from the following, alone or in combination (or the effects or consequences thereof) shall not be taken into account in determining whether a “Material Adverse Effect” pursuant to the foregoing clause (a) has occurred or may, would or could occur: (i) any change generally affecting the national, state or regional industries or markets in which EPIC operates or conducts business; (ii) changes in international, national, regional, state, provincial or local wholesale or retail markets for crude oil or other related products and operations, including any such changes due to actions by competitors or Governmental Authorities; (iii) changes in the operations or availability of gathering systems, pipelines, vessels, terminals or other facilities or equipment, in each case, that are not owned or operated by EPIC; (iv) any change in national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, armed hostilities, sabotage and the occurrence of any military or terrorist attack or changes or additional security measures imposed by a Governmental Authority in connection therewith; (v) acts of God (including hurricanes, earthquakes, pandemic or similar catastrophes); (vi) changes in industry standards, Laws, regulatory policies or GAAP; (vii) changes in Tax or accounting requirements or principles; (viii) entry into or the announcement of this Agreement, or the consummation of the Transactions, except that, in the case of this clause (viii), the foregoing will not apply to any representation or warranty contained in Section 4.3; (ix) the loss of any employee or other personnel involved in the Business; (x) seasonal reductions in the revenues or earnings of EPIC; (xi) any failure by EPIC to meet any projections or forecasts for any period occurring on or after the date hereof (but not the underlying cause of, reasons for or factors contributing to such failure, unless the underlying cause of, reasons for or factors contributing to such failure would otherwise be excluded from this definition of “Material Adverse Effect”); (xii) (A) any action taken by Buyer or any of its Affiliates in respect of any Acquired Company or (B) the omission of an action that was required to be taken by Buyer or any of its Affiliates under this Agreement; or (xiii) any action taken by any Seller or its respective Affiliates at the explicit written request or with the explicit written consent of Buyer or any of its Affiliates. Notwithstanding the foregoing, a “Material Adverse Effect” shall not exclude any adverse effect resulting or arising from clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) above to the extent an Acquired Company is disproportionately affected thereby as compared to other owners or operators of crude oil pipeline systems and related facilities in the national, state or regional industries or in markets in which such Acquired Company operates or conducts business. Notwithstanding anything to the contrary in this Agreement, any indemnification provided under this Agreement shall not be taken into consideration or account in determining whether a “Material Adverse Effect” exists.

“Material Contracts” means any of the following types of Contracts (or specifically enumerated Contracts), including all amendments and supplements thereto, (i) to which an Acquired Company is a party or (ii) by which the assets of any Acquired Company are bound:

(a)            Contracts for the gathering, transportation or storage of crude oil, or any interconnection Contract involving amounts in excess of $10,000,000 in any calendar year or $25,000,000 in the aggregate over the term of such Contract;

(b)            dedication agreements, capacity leases, joint tariff or similar agreements, in each case, involving payments or receipts by any Acquired Company in excess of $10,000,000 in any calendar year or $25,000,000 in the aggregate over the term of such Contract;

(c)            Contracts for the purchase or sale of hydrocarbons (including any buy/sell agreements) in an amount in excess of $10,000,000 in any calendar year or $25,000,000 in the aggregate over the term of such Contract;

(d)            Contracts evidencing Indebtedness or any guarantee or security with respect to any liabilities or obligations of an Acquired Company with a value in excess of $25,000,000;

(e)            Contracts granting any Person any preferential purchase right, right of first refusal or other similar right to acquire Equity Interests in the Acquired Companies or any Assets;

(f)             outstanding Hedging Arrangements and any futures, collar, put, call, floor, cap or other similar Contracts that are intended to benefit from or reduce or eliminate the risk of any fluctuations in interest rates, foreign exchange rates or the price of commodities with an aggregate notional exposure in excess of $25,000,000;

(g)            partnership agreements, co-development agreements, joint venture agreements, limited liability agreements or other similar arrangements;

(h)            Contracts entered into for the acquisition or divestiture of any company or entity, or any material amount of stock or assets of any Person with a value, in each case, in excess of $25,000,000 and under which there are any outstanding obligations;

(i)             Contracts involving the resolution, compromise or settlement of any actual or threatened Proceeding in an amount greater than $2,500,000 relating to any Acquired Company or the Business;

(j)             Contracts that (A) limit or impair the freedom of any Acquired Company to compete in any line of business or with any Person or in any geographic area during any time period or otherwise places restrictions on the conduct of its business, restricting or prohibiting in any material respect the transaction of business with any other Person (including restricting the solicitation of business from any Person) by such Acquired Company or (B) grant to another Person exclusive rights with respect to any goods or services or territory;

(k)            Contracts providing for “most favored nation” or “most favored customer” pricing terms or similar rights or containing an exclusive dealing provision in favor of a Third Party with respect to which there was revenue or spend, as applicable, in excess of $10,000,000 during the twelve (12)-month period ended December 31, 2024; and

(l)             the O&M Agreement.

“Material Permits” has the meaning provided such term in Section 5.7.

“Month Close Date” has the meaning provided such term in Section 3.1.

“O&M Agreement” has the meaning provided such term in the EPIC LP Agreement.

“Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination, ruling, assessment or award, in each case, entered by or with any Governmental Authority.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning provided such term in Section 11.1(b).

“PAGP” means Plains GP Holdings, L.P.

“Party” means Buyer, each of the Sellers, Kinetik Parent and Diamondback Parent.

“Permits” means all permits, licenses, approvals, certificates, registrations, exemptions, waivers, clearances, determinations, or authorizations of, from or with any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, building and similar land use requirements applicable to real property that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy or operation of the Business; (d) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any real property which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy or operation of the Business; (e) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws incurred in the ordinary course of business; (f) Liens on goods in transit incurred pursuant to documentary letters of credit or shipper’s Liens; (g) Liens for borrowed money that have been placed by a Third Party on the fee title of real property; (h) with respect to real property, all matters which a current survey of such real property would disclose which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy or operation of such real property; (i) with respect to real property, all matters that are of public record; (j) easements entered into in the ordinary course of business that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the value, current use, occupancy or operation of the Business; (k) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (l) imperfections or defects in title and non-monetary Liens, the existence of which would not reasonably be expected to impair the value, current use, occupancy or operations of any Acquired Company or the Business in any material respect; and (m) Liens described in Schedule 1.1(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Policies” means all insurance policies or programs by which the Acquired Companies or any of their respective assets, employees, officers or directors (or equivalent) are presently insured.

“Position Statement” has the meaning provided such term in Section 2.2(e).

“Post-Closing Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the Final Purchase Price, minus (b) the Estimated Purchase Price.

“Post-Closing Statement” has the meaning provided such term in Section 2.2(a).

“Pre-Closing Statement” has the meaning provided such term in Section 2.1(c).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Preliminary Closing Date” has the meaning provided such term in Section 3.1.

“Pro Rata Share” means, with respect to Altus, 27.27%, with respect to Kinetik EC, 22.73%, with respect to Rattler, 18.18%, and with respect to Rattler OMOG, 31.82%.

“Proceeding” means any action, suit, arbitration, charge, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, audit or proceeding, suit or litigation of any nature (civil, criminal, administrative, judicial, investigative, regulatory or otherwise) at law or in equity or any other legal or administrative proceeding.

“Rattler” has the meaning provided such term in the preamble to this Agreement.

“Rattler Acquired GP Interest” has the meaning provided such term in the recitals to this Agreement.

“Rattler Acquired Interests” has the meaning provided such term in the recitals to this Agreement.

“Rattler Acquired Partnership Units” has the meaning provided such term in the recitals to this Agreement.

“Rattler OMOG” has the meaning provided such term in the preamble to this Agreement.

“Rattler OMOG Acquired GP Interest” has the meaning provided such term in the recitals to this Agreement.

“Rattler OMOG Acquired Interests” has the meaning provided such term in the recitals to this Agreement.

“Rattler OMOG Acquired Partnership Units” has the meaning provided such term in the recitals to this Agreement.

“Regulatory Termination Fee” means $*****.

“Related Party Agreement” means any Contract between any Seller Related Party or any director, manager, member, officer or employee of any Seller Related Party, on the one hand, and any Acquired Company, on the other hand.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, leaching, abandonment, dispersal or dumping into the environment.

“Releasees” has the meaning provided such term in Section 7.5.

“Releasors” has the meaning provided such term in Section 7.5.

“Remaining Items” has the meaning provided such term in Section 2.2(e).

“Remedy Action” has the meaning provided such term in Section 7.6(b).

“Representatives” means, as to any Person, its officers, directors, stockholders, members, partners, owners, managers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives of such Person and such Person’s Affiliates. For the avoidance of doubt, EPIC Consolidated, in its role as operator performing services pursuant to the O&M Agreement, shall not be considered a Representative of the Sellers, Buyer or their respective Affiliates.

“Resolution Period” has the meaning provided such term in Section 2.2(d).

“Restricted Cash” means, with respect to EPIC, as of any time of determination, without duplication, the aggregate amount of all cash and cash equivalents of EPIC required to be reflected as restricted cash on a consolidated balance sheet of EPIC, calculated in accordance with the Accounting Principles Consistently Applied.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Confidential Information” has the meaning provided such term in Section 7.2(c).

“Seller Indemnified Parties” has the meaning provided such term in Section 10.2(b).

“Seller Related Party” means the Sellers and their respective Affiliates.

“Seller Taxes” means any (a) Imputed Underpayment with respect to the Acquired Interests attributable to any Pre-Closing Tax Period that is paid by an Acquired Company after the Closing Date, or (b) Taxes of any Seller (including, without limitation, capital gains Taxes arising as a result of the Transactions) or any of their Affiliates (excluding the Acquired Companies) for any Tax period.

“Sellers’ Fundamental Representations” means the representations and warranties of the Sellers contained in Section 4.1 (Organization), Section 4.2 (Authorization; Enforceability), Section 4.3(a) (No Conflict), Section 4.5 (Brokers’ Fees), Section 4.6 (Ownership of Acquired Interests), Section 5.1 (Organization), Section 5.2(a) (No Conflict) and Section 5.3 (Acquired Interests; Company Subsidiaries).

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by Contract or as a general partner, managing member, joint venture, agent or otherwise.

“Subsidiary Interests” has the meaning provided such term in Section 5.3(b).

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges in the nature of a tax imposed by any Governmental Authority, including income, profits, gross receipts, branch profits, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance and estimated taxes, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Contest” has the meaning provided such term in Section 9.4.

“Tax Representations” means the representations and warranties of the Sellers relating to the Acquired Companies contained in Section 5.5 (Taxes).

“Tax Returns” means any report, return, claim for refund, declaration or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed or required to be filed with any Governmental Authority.

“Third Party” means any Person other than any Acquired Company, any Party and any Affiliate of any Acquired Company or any Party.

“Third-Party Claim” has the meaning provided such term in Section 10.3(a).

“Transaction Documents” means this Agreement and any other document required to be delivered at the Closing pursuant to the terms of this Agreement.

“Transactions” means, with respect to any Party or Parties, the transactions contemplated by this Agreement and/or the other Transaction Documents to which such Party or Parties is/are a party.

“Transfer Taxes” has the meaning provided such term in Section 9.2.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

1.2           Rules of Construction.

(a)            Unless otherwise set forth in this Agreement, references in this Agreement to a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the Execution Date. All article, section and schedule references used in this Agreement are to articles, sections and schedules of or to this Agreement unless otherwise specified. The Disclosure Schedules constitute a part of this Agreement and are incorporated herein for all purposes. All references to “Schedules” herein shall be deemed to be references to the Disclosure Schedules (or portion thereof, if applicable) unless otherwise specified.

(b)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall be disjunctive and not exclusive.

(c)            This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party or the Party causing any instrument to be drafted.

(d)            The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)            All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)            Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

(h)            Any reference to any Contract, document, instrument or agreement (including this Agreement, its exhibits and the Disclosure Schedules) (i) includes and incorporates all exhibits, schedules and other attachments thereto, (ii) includes all documents, instruments, or agreements issued or executed in replacement thereof and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time.

Article II
PURCHASE AND SALE; PURCHASE PRICE

2.1           Purchase and Sale of Acquired Interests.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each Seller hereby agrees to sell, assign, transfer, convey and deliver to Buyer free and clear of any Liens, other than (i) restrictions on transfer under applicable securities Laws or set forth in the Organizational Documents of the Companies and (ii) Liens created by or resulting from the acts of Buyer or any of its Affiliates, all of the Acquired Interests owned by such Seller, and Buyer hereby agrees to purchase and acquire all of the Acquired Interests from the Sellers, in each case, effective as of the Closing Date, and in consideration therefor, to pay to each Seller such Seller’s Pro Rata Share of the Final Purchase Price and, if applicable, the Earnout Amount.

(b)            Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will deliver to each Seller, by electronic funds transfer of immediately available funds, to an account or accounts designated by such Seller, such Seller’s Pro Rata Share of an amount (the “Adjusted Purchase Price”) equal to (i) the Base Purchase Price, minus (ii) an amount equal to the product of (A) 0.55 multiplied by (B) an amount equal to the Sellers’ good faith estimate of (x) the Effective Time Indebtedness minus (y) the Effective Time Cash, in each case, determined in accordance with the Accounting Principles Consistently Applied and this Agreement, plus (iii) the Interim Period Contribution Amount.

(c)            Not later than four (4) Business Days prior to the Closing Date, the Sellers shall jointly prepare and deliver to Buyer a draft written statement (the “Pre-Closing Statement”) setting forth their good faith preliminary estimates of (i) (A) the Effective Time Cash and (B) the Effective Time Indebtedness, in each case, determined in accordance with the Accounting Principles Consistently Applied, if applicable, and this Agreement, including the definitions of this Agreement, (ii) the Interim Period Contribution Amount and (iii) the Adjusted Purchase Price resulting from the foregoing estimates (the “Estimated Purchase Price”), in each case, together with reasonable support, including reasonably detailed supporting calculations and documentation. Buyer will have the opportunity to review the materials and information used by the Sellers in preparing the estimates set forth in the preliminary Pre-Closing Statement, and the Sellers will consider in good faith any modifications proposed thereto by Buyer. Not later than two (2) Business Days prior to the Closing Date, the Sellers shall jointly deliver to Buyer (y) the final Pre-Closing Statement and (z) a funds flow statement (the “Closing Payments Schedule”) setting forth the name and wire instructions of each Person to whom any amount is payable or due at the Closing (which wire instructions may be updated by written notice to Buyer by the Sellers) and the amount payable to such payee, in each case, together with reasonable support, including reasonably detailed supporting calculations and documentation. Buyer shall be entitled to rely conclusively on the Pre-Closing Statement (including the Closing Payments Schedule and the calculations therein) delivered by the Sellers for all purposes under this Agreement and shall have no liability to any Person in respect of any payment or other actions taken in reliance upon or in accordance with the Pre-Closing Statement (including with respect to the payments made in accordance with the Closing Payments Schedule thereto).

2.2           Post-Closing Purchase Price Adjustment.

(a)            Not later than one hundred twenty (120) days after the Closing Date, Buyer shall deliver to each Seller a certificate signed by a duly authorized representative of Buyer setting forth, in reasonable detail, Buyer’s calculation, as of the Closing Date of (i) (A) the Effective Time Cash, (B) the Effective Time Indebtedness and (C) the Interim Period Contribution Amount and (ii) the resulting Post-Closing Adjustment Amount (such calculation, the “Post-Closing Statement”) and the work papers supporting such calculations. If Buyer does not deliver the Post-Closing Statement within one hundred twenty (120) days after the Closing Date, then the Pre-Closing Statement and the Estimated Purchase Price shall be deemed to be the Post-Closing Statement and the Final Purchase Price, respectively.

(b)            If the Sellers disagree with any of Buyer’s calculations set forth in the Post-Closing Statement, the Sellers shall have sixty (60) days from the date Buyer delivers the Post-Closing Statement and the work papers supporting such calculations to the Sellers (such period, the “Dispute Period”) to deliver a joint written notice to Buyer objecting to Buyer’s calculation of any of the amounts reflected on the line items of the Post-Closing Statement (such written notice, the “Dispute Notice” and each such item, a “Disputed Item”). The Dispute Notice shall identify each Disputed Item and specify in reasonable detail the amount in dispute, including a detailed written explanation of the reasons for disagreement with each Disputed Item and setting forth the Sellers’ calculations, based on such objections, of (i) (A) the Effective Time Cash, (B) the Effective Time Indebtedness and (C) the Interim Period Contribution Amount, and (ii) the resulting Post-Closing Adjustment Amount, as applicable. To the extent not set forth in the Dispute Notice, the Sellers shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Post-Closing Statement. During the Dispute Period, Buyer shall make available or cause to be made available to the Sellers and their respective accountants (during regular business hours and upon reasonable prior notice), at the Sellers’ sole cost and expense, (y) the books and records relating to the Post-Closing Statement and (z) Buyer’s accounting personnel and advisors, in each case, as reasonably requested by the Sellers. In the event that Buyer fails to provide such access (and Buyer is provided joint written notice of such failure by the Sellers), the Dispute Period shall be automatically extended by the number of days Buyer fails to provide such access.

(c)            If the Sellers fail to deliver a Dispute Notice to Buyer prior to the expiration of the Dispute Period, Buyer’s calculation of the Effective Time Cash, the Effective Time Indebtedness and the resulting Post-Closing Adjustment Amount shall be deemed to be the Final Effective Time Cash, the Final Effective Time Indebtedness, the Final Interim Period Contribution Amount and the Final Post-Closing Adjustment Amount, as applicable, and shall be final and binding upon the Parties.

(d)            If the Sellers deliver a Dispute Notice to Buyer during the Dispute Period, the Parties shall, for a period of thirty (30) days from the date the Sellers deliver a Dispute Notice to Buyer (such period, the “Resolution Period”), use commercially reasonable efforts to amicably resolve the Disputed Items and determine the Post-Closing Adjustment Amount. Any such efforts and communication in connection therewith, and any dispute that may arise therefrom, shall be deemed negotiations regarding a proposed settlement and shall be governed by Rule 408 of the Federal Rules of Evidence. Any Disputed Items so resolved by the Parties shall be deemed to be final and correct as so resolved and shall be binding upon the Parties.

(e)            If the Parties are unable to resolve all of the Disputed Items during the Resolution Period, then any Party may refer the remaining Disputed Items (the “Remaining Items”) to a U.S. nationally recognized, independent accounting firm that is mutually agreed to by the Parties, or, if the Parties are unable to mutually agree, to Ernst & Young (the “Independent Accountant”). If a Party delivers written notice to the other Parties that it elects to refer the remaining Disputed Items to the Independent Accountant, then the Parties shall promptly mutually engage the Independent Accountant on reasonable terms that are (i) customary for such an engagement and (ii) consistent with the restrictions on the scope of the role of the Independent Accountant set forth in this Section 2.2. The Parties shall, or shall cause their respective Representatives to, furnish the Independent Accountant, on the date of such engagement (the “Engagement Date”), with the Post-Closing Statement, the Dispute Notice and any Disputed Items previously resolved by the Parties pursuant to Section 2.2(d). The Parties shall also furnish the Independent Accountant with such other information and documents as the Independent Accountant may reasonably request for purposes of resolving the Remaining Items and determining the Post-Closing Adjustment Amount. Additionally, within five (5) days after the Engagement Date, the Sellers, on the one hand, and Buyer, on the other, shall provide the Independent Accountant with a written statement (a “Position Statement”) describing in reasonable detail their position regarding the Remaining Items (copies of which shall concurrently be delivered to each other Party) and, within ten (10) days after receipt of such Position Statement, the Sellers or Buyer, as applicable, may make a rebuttal submission of the Position Statement to the Independent Accountant (copies of which shall concurrently be delivered to each other Party). If the Sellers or Buyer fail to timely deliver their respective Position Statement or rebuttal submission, as applicable, to the Independent Accountant, the Independent Accountant shall resolve the Remaining Items solely upon the basis of the information otherwise timely provided to the Independent Accountant in accordance with this Section 2.2. Within thirty (30) days after the Engagement Date and no more than fifteen (15) days from the final submission of information by each of the Sellers and Buyer, the Independent Accountant shall deliver to the Parties a report specifying its final determination of the Remaining Items and the resulting Effective Time Cash and Effective Time Indebtedness, the resulting Post-Closing Adjustment Amount, its adjustments, if any, to the Post-Closing Statement and the calculations supporting such determinations and adjustments. Such report shall, absent manifest error, be final, conclusive and binding on the Parties. The Independent Accountant shall not have the power to modify or amend any term or provision of this Agreement or modify previously agreed to (or deemed agreed to) calculations. Each of the Effective Time Cash, the Effective Time Indebtedness and the Interim Period Contribution Amount, as finally determined pursuant to this Section 2.2, is referred to herein as the “Final Effective Time Cash,” the “Final Effective Time Indebtedness,” and the “Final Interim Period Contribution Amount,” respectively. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Accountant of jurisdiction to resolve the Remaining Items. In no event shall the Independent Accountant assign a value to the Post-Closing Adjustment Amount or any Remaining Item that is greater than the highest, or less than the lowest, calculation thereof proposed by the Sellers, on the one hand, or Buyer, on the other. The Independent Accountant’s determination as to the Remaining Items and the Post-Closing Adjustment Amount shall, absent manifest error, be final and binding upon the Parties and not be subject to judicial review. The costs, fees and expenses of the Independent Accountant shall be paid by the Sellers (based on their respective Pro Rata Shares), on the one hand, and Buyer, on the other, based on the degree to which the Independent Accountant’s determination of the aggregate amount of the Remaining Items accepts their respective positions with respect thereto. For example, if the Sellers’ position is that the aggregate amount of the Remaining Items is $300, Buyer’s position is that the aggregate amount of the Remaining Items is $100 and the Independent Accountant determines that the aggregate amount of the Remaining Items is $150, then the Sellers shall pay 75% ($300 - $150 / $300 - $100) and Buyer shall pay 25% ($150 - $100 / $300 - $100), respectively, of the Independent Accountant’s costs, fees and expenses.

(f)            The Post-Closing Adjustment Amount calculated using the Estimated Purchase Price and the Final Purchase Price (as finally determined in accordance with this Section 2.2) shall be the “Final Post-Closing Adjustment Amount.”

2.3           Payment of Final Post-Closing Adjustment Amount. Following the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.2:

(a)            if the Final Post-Closing Adjustment Amount is negative, each Seller shall promptly (but in any event within five (5) Business Days after the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.2) pay to Buyer such Seller’s Pro Rata Share of such amount by wire transfer of immediately available funds to an account designated by Buyer in writing;

(b)            if the Final Post-Closing Adjustment Amount is positive, Buyer shall promptly (but in any event within five (5) Business Days after the final determination of the Final Post-Closing Adjustment Amount pursuant to Section 2.2) pay to each Seller such Seller’s Pro Rata Share of such amount by wire transfer of immediately available funds to an account designated by such Seller in writing; and

(c)            if the Post-Closing Adjustment Amount equals zero, no Party shall be required to make any additional payments pursuant to this Section 2.3.

2.4           Earnout.

(a)            If the Earnout Condition is satisfied during the Earnout Period, then promptly following such satisfaction of the Earnout Condition, but in any event no later than ten (10) Business Days thereafter, Buyer shall deliver to each Seller, by electronic funds transfer of immediately available funds, to an account or accounts designated by such Seller, a one-time cash payment in an amount equal to such Seller’s Pro Rata Share of the Earnout Amount. Each of the Sellers and Buyer acknowledge and agree that (i) Buyer’s obligations under this Section 2.4, if timely paid, shall not exceed the Earnout Amount and (ii) if paid, the Earnout Amount shall be treated as additional purchase price for the Acquired Interests for U.S. federal and applicable state and local income tax purposes, unless otherwise required by applicable Law.

(b)            Notwithstanding anything to the contrary herein, in the event that:

(i)            *****.

(ii)            *****.

2.5            Withholding. Buyer and its Affiliates and agents shall be entitled to withhold from amounts otherwise payable to the Sellers or any other Person pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law, and all such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. Buyer shall use commercially reasonable efforts to (a) provide advance written notice to the Sellers of its intention to deduct or withhold any amounts under this Section 2.5 that specifies in reasonable detail the amount of expected withholding and the basis therefor and (b) cooperate with the Sellers to reduce or eliminate the amount of any such deduction or withholding to the extent permitted by applicable Law. Any amounts withheld pursuant to this Section 2.5 shall be timely paid over to the appropriate Governmental Authority.

Article III
CLOSING

3.1            Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place remotely via electronic delivery of the executed Transaction Documents required to be delivered at the Closing pursuant to the terms of this Agreement or at such place as may be mutually agreed to by each of the Parties (including by means of email or other electronic transmission), at 10:00 a.m., Central Time on the fifth (5th) Business Day after all of the conditions to the Closing set forth in Article VIII are either satisfied or expressly waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or express waiver thereof at the Closing and the continued satisfaction of the other conditions to Closing set forth in Article VIII), unless another time and date is agreed to in writing by the Parties (the date on which the Closing occurs, the “Closing Date”); provided, however, at Buyer’s sole discretion and upon written notice by Buyer to Sellers, Closing shall occur on the first (1st) Business Day of the first calendar month (the “Month Close Date”) after all of the conditions to the Closing set forth in Article VIII are either satisfied or expressly waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or express waiver thereof at the Closing and the continued satisfaction of the other conditions to Closing set forth in Article VIII). If the Month Close Date applies and the Closing Date takes place later than the date (such date, the “Preliminary Closing Date”) that is five (5) Business Days after all of the conditions to the Closing set forth in Article VIII are either satisfied or expressly waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or express waiver thereof at the Closing and the continued satisfaction of the other conditions to Closing set forth in Article VIII), then solely with respect to the conditions to Closing set forth in Section 8.2(a) and Section 8.2(e), (a) references in this Agreement to the Closing Date or the Closing shall be deemed to be references to the Preliminary Closing Date and (b) certifications made in the officer’s certificate delivered by such Seller at the Closing pursuant to Section 3.2(a)(iv) shall be as of the Preliminary Closing Date.

3.2           Closing Deliverables.

(a)            At the Closing, each Seller shall deliver or cause to be delivered to Buyer the following:

(i)            a counterpart to the Assignment and Assumption Agreement, duly executed by such Seller;

(ii)            a duly completed and executed Internal Revenue Service Form W-9 of such Seller (or if such Seller is treated as an entity disregarded as separate from its regarded owner for U.S. federal and applicable state and local income Tax purposes, then such Seller’s regarded owner); provided, that Buyer’s sole right if a Seller fails to produce such Internal Revenue Service Form W-9 shall be to make an appropriate withholding with respect to such Seller pursuant to Section 2.5;

(iii)            the resignation (or evidence of removal) of such Seller’s designee(s) on the EPIC Board and the EPIC GP Board (in such designee(s)’ capacity as such) effective as of the Closing;

(iv)            the officer’s certificate to be delivered by such Seller as specified in Section 8.2(f);

(v)            a duly executed counterpart to the termination agreement with respect to the Confidentiality Agreement; and

(vi)            such other certificates, instruments and documents which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by such Seller or any of its Affiliates.

(b)            At the Closing, Buyer shall deliver or cause to be delivered to each Seller the following:

(i)            an amount equal to such Seller’s Pro Rata Share of the Estimated Purchase Price, by wire transfer of immediately available funds to the account or accounts designated in the Closing Payments Schedule;

(ii)            a counterpart to the Assignment and Assumption Agreement, duly executed by Buyer (or its designated Affiliate);

(iii)            the officer’s certificate to be delivered by Buyer as specified in Section 8.1(e);

(iv)            a duly executed counterpart to the termination agreement with respect to the Confidentiality Agreement;

(v)            an Adoption Agreement in the form attached as Exhibit A to the EPIC LP Agreement, duly executed by Buyer;

(vi)            a guaranty of the full and timely performance of all obligations of Buyer under the EPIC LP Agreement in a form sufficient to qualify Buyer as a “Qualified Transferee” thereunder, duly executed by Buyer Parent; and

(vii)            such other certificates, instruments and documents which are required by the other terms of this Agreement to be executed and/or delivered at the Closing by Buyer or any of its Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Each of (x) the Kinetik Sellers, jointly and severally, and (y) the Diamondback Sellers, jointly and severally, hereby represent and warrant to Buyer (provided, for the avoidance of doubt, that the representations and warranties of the Kinetik Sellers, on the one hand, and the Diamondback Sellers, on the other, are several and not joint) as of (i) the Execution Date and (ii) (A) the Closing Date (if the Month Close date does not apply) or (B) Preliminary Closing Date (if the Month Close Date does not apply) as follows:

4.1            Organization. Such Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently conducted. Such Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on such Seller’s ability to perform its obligations under this Agreement or to consummate the Transactions.

4.2            Authorization; Enforceability. Such Seller has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which such Seller is or will be a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents required to be executed and delivered by such Seller and the consummation of the Transactions have been duly and validly authorized and approved by all necessary action on the part of such Seller, and no other authorization on the part of such Seller is necessary to authorize this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents to which such Seller is or will be a party have been, or at the Closing will be, duly and validly executed and delivered by such Seller and constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity) (such Laws and principles being referred to herein as “Creditors’ Rights”).

4.3            No Conflict or Consents. The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is or will be a party and the consummation of the Transactions by such Seller, assuming all filings, consents, approvals, authorizations and notices set forth in Schedule 4.3 required to be made, given or obtained by it have been so made, given or obtained, do not and will not:

(a)            violate, conflict with or breach any terms, conditions or provisions of the Organizational Documents of such Seller;

(b)            violate, conflict with or breach any term or provision of any Law applicable to such Seller;

(c)            require any consent or approval under or constitute (with or without notice or lapse of time or both) a default under, result in any breach or violation of, or give any Person any rights of termination, vesting, amendment, acceleration or cancellation of, any material Contract to which such Seller or any of its assets, properties or businesses is or are bound; or

(d)            require such Seller to obtain any consent, approval or authorization of, or give any notice to, or make any filing with, any Governmental Authority;

except, with respect to clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Seller’s ability to perform its obligations under this Agreement or to consummate the Transactions.

4.4            Litigation. There is no Proceeding pending or, to such Seller’s Knowledge, threatened against such Seller or any of its Affiliates (other than any Proceeding filed or initiated by Buyer or any of its Affiliates) that (a) questions the validity of this Agreement, the other Transaction Documents or the consummation of the Transactions or any action taken or to be taken by such Seller in connection with, or that seeks to enjoin, this Agreement, the other Transaction Documents or the consummation of the Transactions or (b) would result in a Material Adverse Effect. There are no material outstanding Orders or material issued and unsatisfied judgments binding on such Seller that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Seller’s ability to perform its obligations hereunder or to consummate the Transactions.

4.5            Brokers’ Fees. Neither such Seller nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder, financial advisor, investment banker, agent or other Person with respect to the Transactions for which Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies) could become liable or obligated at or after the Closing Date.

4.6            Ownership of Acquired Interests. Such Seller has good and valid title to, holds of record, and owns beneficially, the Acquired Interests set forth opposite such Seller’s name on Schedule 4.6, free and clear of any Liens or any other restrictions on transfer (other than (a) restrictions on transfer that may be imposed by state or federal securities Laws or that are set forth in the Organizational Documents of the Acquired Companies, (b) Liens which will be removed at or prior to Closing and (c) Liens created by or directly resulting from the acts of Buyer or any of its Affiliates). Neither such Seller nor any of its Affiliates is in material breach or default of the EPIC LP Agreement or the EPIC GP LLC Agreement.

4.7           Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings before any Governmental Authority pending against, being contemplated by or, to such Seller’s Knowledge, threatened against such Seller or any of its Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLERS RELATING TO THE ACQUIRED COMPANIES

Each of (x) the Kinetik Sellers, jointly and severally, and (y) the Diamondback Sellers, jointly and severally, hereby represents and warrants to Buyer (provided, for the avoidance of doubt, that the representations and warranties of the Kinetik Sellers, on the one hand, and the Diamondback Sellers, on the other, are several and not joint) as of (i) the Execution Date and (ii) (A) the Closing Date (if the Month Close date does not apply) or (B) Preliminary Closing Date (if the Month Close Date does not apply) as follows:

5.1           Organization. Each Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted. Each Company is duly qualified or licensed to do business and is in good standing in such jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. True, complete and correct copies of each Company’s Organizational Documents have been made available to Buyer, and such Organizational Documents are in full force and effect and reflect all amendments made thereto at any time prior to the Closing Date.

5.2           No Conflict. The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is or will be a party and the consummation of the Transactions by such Seller, assuming all filings, consents, approvals, authorizations and notices set forth in Schedule 5.2 required to be made, given or obtained by the Sellers have been so made, given or obtained, do not and will not:

(a)            violate, conflict with or breach any terms, conditions or provisions of the Organizational Documents of any Acquired Company;

(b)            violate, conflict with or breach any term or provision of any Law or, to such Seller’s Knowledge, any Permit applicable to any Acquired Company or by which any property or asset of any Acquired Company is bound or affected;

(c)            to such Seller’s Knowledge, require any consent or approval under or constitute (with or without notice or lapse of time or both) a default under, result in any breach or violation of, or give any Person any rights of termination, vesting, amendment, acceleration or cancellation of any Material Contract;

(d)            to such Seller’s Knowledge, result in any Person having the right to exercise any preferential purchase or other right to acquire any of the Assets; or

(e)            to such Seller’s Knowledge, require any Acquired Company to obtain any consent, approval or authorization of, or give any notice to, or make any filing with, any Governmental Authority;

except, with respect to the foregoing clauses (b), (c), (d) and (e), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.3           Acquired Interests; Company Subsidiaries.

(a)            All of the Acquired Interests have been duly authorized and validly issued in accordance with the Organizational Documents of the applicable Company and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and not subject to preemptive rights, rights of first offer or refusal or other similar rights of any Person. Except as provided in the Organizational Documents of any Acquired Company or as set forth in Schedule 5.3(a), there are no (i) outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any of the Acquired Interests or Subsidiary Interests, (ii) options, appreciation rights, warrants, convertible securities, unit appreciation, phantom unit, profit participation or other rights, agreements, arrangements or commitments of any character relating to the Acquired Interests or the Subsidiary Interests or obligating any Acquired Company to issue or sell any Equity Interests or (iii) voting trusts or other voting or similar agreements or understandings with respect to any Acquired Company or the Acquired Interests.

(b)            Schedule 5.3(b) sets forth a true, correct and complete list of the Acquired Companies (each Subsidiary of the Companies, excluding EPIC, a “Company Subsidiary”), including each entity’s name, type of entity, jurisdiction and date of incorporation or organization and the current ownership of the Equity Interests of such Company Subsidiary (the Equity Interests of the Company Subsidiaries, the “Subsidiary Interests”). All Subsidiary Interests have been duly authorized and validly issued in accordance with the Organizational Documents of the applicable Company Subsidiary and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and not subject to preemptive rights, rights of first offer or refusal or other similar rights of any Person. Except as set forth on Schedule 5.3(b), EPIC holds of record, and owns beneficially, the Subsidiary Interests, free and clear of any Liens (other than (i) restrictions on transfer that may be imposed by state or federal securities Laws or that are set forth in the Organizational Documents of the Company Subsidiaries and (ii) Liens created by or directly resulting from the acts of Buyer or any of its Affiliates).

(c)            Except for the Company Subsidiaries, no Acquired Company owns, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participant interest or any right (contingent or otherwise) to acquire the same in any Person.

(d)            Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in such jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. True, complete and correct copies of each Company Subsidiary’s Organizational Documents have been made available to Buyer, and such Organizational Documents are in full force and effect as of the date hereof.

5.4           Litigation. Except as set forth in Schedule 5.4, there is no Proceeding pending or, to such Seller’s Knowledge, threatened against any Acquired Company (a) that questions the validity of this Agreement, the other Transaction Documents or the Transactions or any action taken or to be taken by any Acquired Company in connection with, or which seeks to enjoin, this Agreement, the other Transaction Documents or the consummation of the Transactions, or (b) that would reasonably be expected, individually or in the aggregate, to involve payment by such Seller, or any Acquired Company of $2,500,000 or more. To such Seller’s Knowledge, there are no outstanding Orders or issued and unsatisfied judgments pending against any Acquired Company involving liability or payments of $1,000,000 or more.

5.5           Taxes.

Except as set forth on Schedule 5.5:

(a)            All income Tax Returns and, to such Seller’s Knowledge, other material Tax Returns required to be filed by the Acquired Companies have been timely filed (taking into account any valid extensions for filing). To such Seller’s Knowledge, each such Tax Return is true, correct and complete in all material respects.

(b)            To such Seller’s Knowledge, each Acquired Company has fully and timely paid all material Taxes that have become due and payable by or with respect to such Acquired Company whether or not shown on any Tax Return.

(c)            There are no Liens (other than statutory Liens for Taxes not yet due and payable) on the Acquired Interests or, to such Seller’s Knowledge, any of the Assets, in either case, that arose in connection with any failure (or alleged failure) to pay any material Tax. To such Seller’s Knowledge, no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return.

(d)            To such Seller’s Knowledge, no claim has been made by a Governmental Authority in a jurisdiction where an Acquired Company does not file a particular Tax Return or pay a particular Tax that the Acquired Company is or may be required to file such Tax Return or be subject to such Tax by that jurisdiction. To such Seller’s Knowledge, no issues relating to Taxes of any Acquired Company were raised in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(e)            To such Seller’s Knowledge, the Acquired Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person.

(f)            To such Seller’s Knowledge, no material Tax audit, assessment or administrative or judicial proceeding is being conducted, pending or, to such Seller’s Knowledge, threatened in writing with respect to any Acquired Company. To such Seller’s Knowledge, no material deficiencies for Taxes with respect to any Acquired Company have been claimed, proposed or assessed by any Governmental Authority.

(g)            To such Seller’s Knowledge, no Acquired Company has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(h)            To such Seller’s Knowledge, no Acquired Company has ever been a member of an affiliated group filing a consolidated federal income Tax or any similar group for federal, state, local or foreign Tax purposes. To such Seller’s Knowledge, no Acquired Company has any liability for the Taxes of any Person (other than Taxes of an Acquired Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(i)            For U.S. federal and applicable state income tax purposes, the Companies are currently classified as partnerships, and, to such Seller’s Knowledge, have been at all times since their formation classified as either a disregarded entity or a partnership. To such Seller’s Knowledge, each other Acquired Company has at all times since its formation been classified as a disregarded entity for U.S. federal income tax purposes.

(j)            To such Seller’s Knowledge, no Acquired Company is, or has been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(k)            To such Seller’s Knowledge, no Acquired Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(l)            To such Seller’s Knowledge, no Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreements described in Section 7121 of the Code, (ii) installment sale or other transaction on or prior to the Closing Date, (iii) any accounting method change or agreement filed or made on or prior to the Closing, (iv) any prepaid amount received on or prior to the Closing, or (v) any election under Section 108(i) of the Code.

Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 5.5 are the sole and exclusive representations and warranties of such Seller in this Agreement with respect to Tax matters.

5.6           Contracts; Capital Expenditures.

(a)            To such Seller’s Knowledge, a true, correct and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract have been made available to Buyer.

(b)            To such Seller’s Knowledge, except as described in Schedule 5.6(b), (i) each Material Contract (A) is valid and in full force and effect according to its terms and constitutes a valid and legally binding obligation of the Acquired Company party thereto and of each other party thereto and (B) is enforceable against such Acquired Company and each other party thereto, in accordance with its terms (but subject, in all cases, to Creditors’ Rights), (ii) with respect to the Material Contracts, none of the Acquired Companies nor any other party to any Material Contract is in material breach or default thereunder and (iii) no party to a Material Contract has provided or received any written notice to terminate such Material Contract.

(c)            To such Seller’s Knowledge, Schedule 5.6(c) sets forth all outstanding authorizations for expenditure or similar commitments or obligations for funding or participation in capital contributions as of the date hereof under any Contract that is binding on any Acquired Company that such Seller reasonably anticipates will require expenditures in excess of $5,000,000 per any such authorization for expenditure or similar commitment or obligation.

(d)            Except as described in Schedule 5.6(d), there are no outstanding obligations to make capital contributions pursuant to the Organizational Documents, or any written or oral resolutions of the governing body, of any Acquired Company, in each case, binding on such Seller or any Acquired Company as of the date hereof.

5.7           Permits; Compliance with Laws. To such Seller’s Knowledge, each Acquired Company has been issued or has obtained from Governmental Authorities and holds and uses in the Business the material Permits necessary for the operation of the Business (excluding Permits required under Environmental Laws) (the “Material Permits”). To such Seller’s Knowledge, all Material Permits are in full force and effect in all material respects. To such Seller’s Knowledge, no actions or Proceedings are pending or threatened regarding suspension, revocation, modification or cancellation of any Material Permit. To such Seller’s Knowledge, each Acquired Company is, and has been for the past two (2) years, in compliance, in all material respects, with all applicable Laws and the terms and conditions of all Material Permits.

No Seller is making any representation or warranty in this Section 5.7 with respect to Taxes or environmental matters with respect to the Acquired Companies or the Business, it being agreed that such matters are exclusively addressed in Section 5.5 (Taxes) and Section 5.9 (Environmental Matters), respectively.

5.8           Employee Matters. No Acquired Company currently employs or directly engages or, to such Seller’s Knowledge, has previously employed or directly engaged any employees or other individual services providers of any kind. Except as set forth on Schedule 5.8, no Acquired Company sponsors, maintains or contributes to or is required to contribute to any Benefit Plan.

5.9           Environmental Matters.

(a)            To such Seller’s Knowledge, except as set forth in Schedule 5.9:

(i)            each Acquired Company is, and for the past two (2) years has been, in compliance with all applicable Environmental Laws, in all material respects, which compliance includes the possession of and compliance with, in all material respects, the terms and conditions of all material Permits required under applicable Environmental Laws to operate the Business as currently operated in all material respects, and all such Permits are in full force and effect, except to the extent the absence of any such Permits would not be material to the Acquired Companies, and no actions or Proceedings are pending or threatened regarding suspension, revocation, modification or cancellation of any such Permit;

(ii)            no Acquired Company has received any written or other notice of any pending or threatened material Environmental Claim against any Acquired Company or with respect to the Business that remains unresolved;

(iii)            none of the Acquired Companies (nor any other Person to the extent giving rise to material liability of any Acquired Company) has Released or caused the Release of Hazardous Materials at, on, under or from any real property currently or formerly owned, leased or operated by any Acquired Company, in a manner, quantity or concentration that has resulted or would reasonably be expected to result in a material liability or other material obligation (including any material investigatory of corrective action obligation) of any Acquired Company under any Environmental Law;

(iv)            no Acquired Company has generated, handled, transported, treated, stored, or disposed of, or arranged for or permitted the disposal of, any Hazardous Materials at any real property not owned, operated or leased by any Acquired Company, except in material compliance with applicable Environmental Laws and at locations that are properly licensed to receive and handle such materials; and

(v)            no Acquired Company is subject to any outstanding Order or agreement arising under any Environmental Law that imposes material obligations on any Acquired Company, the Business or the assets.

(b)            Notwithstanding any other provision in this Agreement, the representations and warranties set forth in this Section 5.9 are the sole and exclusive representations and warranties of the Sellers with respect to environmental, health and safety matters, Environmental Laws and Permits required under Environmental Laws, and Hazardous Materials.

5.10         Assets. To such Seller’s Knowledge, except as disclosed on Schedule 5.10, (a) all material assets, properties and rights used or held for use by any Acquired Company (other than the assets provided by EPIC Consolidated under the O&M Agreement) in connection with the Business are owned, leased or licensed by such Acquired Company, (b) all material assets, properties and rights used or held for use by any Acquired Company constitute the assets, properties and rights necessary to conduct, in all material respects, the business of such Acquired Company as currently conducted and (c) each Acquired Company has good and valid title to, or rights by license, lease or other Contract (including under the O&M Agreement) to use or hold all of its material assets, properties and rights, free and clear of Liens (other than Permitted Liens). To such Seller’s Knowledge, all material assets and properties owned, leased or licensed by any Acquired Company currently are, in all material respects, in good repair, working order and operating condition.

5.11         Intellectual Property. To such Seller’s Knowledge, EPIC owns or possesses adequate licenses or other valid rights to use (including under the O&M Agreement), for the Business, all material Intellectual Property currently used in connection with the Business, and as of the date hereof EPIC has not received any written assertions or claims that challenge the validity of any of the foregoing that remain outstanding.

5.12         General Partner. EPIC GP’s sole asset is its non-economic general partner interest in EPIC. To such Seller’s Knowledge, EPIC GP has not engaged in any business activities or conducted any operations other than those incidental to the exercise of its rights and performance of its obligations as the general partner of EPIC and has not incurred any liabilities.

5.13         Absence of Changes. Except as set forth in Schedule 5.13, since the date of the Latest Balance Sheet:

(a)            there has not been any change, event, occurrence, effect, circumstance, development or condition, actual or, to such Seller’s Knowledge, threatened, that, individually or in the aggregate, has had a Material Adverse Effect;

(b)            to such Seller’s Knowledge, the business of the Acquired Companies has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects; and

(c)            to such Seller’s Knowledge, no Acquired Company has:

(i)            amended its Organizational Documents;

(ii)            issued, sold or otherwise disposed of any of its capital stock or equity securities, securities convertible into its capital stock or equity securities or warrants, options or other rights to purchase its capital stock or equity securities or other Equity Interests;

(iii)            sold, assigned or transferred any material portion of its assets, except for inventory and worn and obsolete assets or in the ordinary course of business;

(iv)            amended, modified, terminated or waived any right under any Material Contract in effect on the date hereof in a manner that is materially adverse to any of the Acquired Companies;

(v)            (A) settled or compromised, or agreed to settle or compromise, any material Proceeding involving any Acquired Company or (B) canceled, compromised, waived or released any material right or Claim;

(vi)            changed an annual accounting period, changed any material accounting method used by it, or adopted any material accounting method that is inconsistent with prior practices, in each case unless any such change or adoption is required by GAAP, the Code or applicable Law;

(vii)            acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any corporation, partnership, association or other business organization or division thereof; or

(viii)            agreed, whether in writing or otherwise, to do any of the foregoing actions.

5.14         Financial Statements; Absence of Liabilities.

(a)            Schedule 5.14(a) sets forth true, correct and complete copies of the following financial statements: (i) the audited consolidated balance sheets of EPIC and the Company Subsidiaries for the fiscal years ended December 31, 2024 and December 31, 2023 and the related audited consolidated statements of operations, changes in owners’ equity and cash flows for the fiscal years ended December 31, 2024 and December 31, 2023, and (ii) the unaudited consolidated balance sheet of EPIC and the Company Subsidiaries as of June 30, 2025 (“Latest Balance Sheet”) and the related unaudited consolidated statements of operations and changes in owners’ equity of EPIC and the Company Subsidiaries for the six (6)-month period then ended (collectively, the “Financial Statements”). To such Seller’s Knowledge, the Financial Statements present fairly, in all material respects, the consolidated financial position of EPIC and the Company Subsidiaries as of the dates and for the periods referred to for such Financial Statements, and their results of operations for the period referred to therein, in conformity with GAAP consistently applied for the periods set forth therein (except as may be indicated in the notes thereto) and prepared in accordance with the books and records of EPIC and the Company Subsidiaries and subject, in the case of the unaudited financial statements in clause (ii) above, to normal year-end adjustments and accruals and the absence of notes or other textual disclosures required under GAAP.

(b)            To such Seller’s Knowledge, the Acquired Companies do not have any liabilities that would be required by GAAP to be included on a consolidated balance sheet of EPIC and the Company Subsidiaries, except liabilities (i) reflected on or reserved against in the Latest Balance Sheet or disclosed in the notes thereto or in the notes to the Financial Statements, (ii) incurred in the ordinary course of business since the date of the Latest Balance Sheet, (iii) as disclosed in the Disclosure Schedules or (iv) which would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

5.15         Insurance. To such Seller’s Knowledge and except as set forth on Schedule 5.15, there is no material claim outstanding under any Policy.

5.16         Related Party Arrangements. Schedule 5.16 sets forth a true, correct and complete list of all Related Party Agreements to which such Seller or any of its respective Affiliates is a party and all amendments, modifications and supplements thereto as of the Execution Date. Except as set forth on Schedule 5.16, (a) no obligations, Contracts or other liabilities exist between any Acquired Company, on the one hand, and such Seller or any of its Affiliates, on the other hand, (b) neither such Seller nor any of its Affiliates is a party to any Contract, commitment, arrangement or transaction with any Acquired Company or has any interest in any assets or properties used by any Acquired Company or has any payable, receivable or other account owing to or from any Acquired Company and (c) to such Seller’s Knowledge, there are no material Contracts between the Ares Entities, on the one hand, and any Acquired Company, on the other hand.

5.17         Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings before any Governmental Authority pending against, being contemplated by or, to such Seller’s Knowledge, threatened against any Acquired Company.

Article VI
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer hereby represents and warrants to each Seller as of (i) the Execution Date and (ii) (A) the Closing Date (if the Month Close date does not apply) or (B) Preliminary Closing Date (if the Month Close Date does not apply) as follows:

6.1           Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the Transactions.

6.2           Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which Buyer is or will be a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents required to be executed and delivered by Buyer and the consummation of the Transactions have been duly and validly authorized and approved by all requisite action on the part of Buyer, and no other authorization on the part of Buyer is necessary to authorize this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents to which Buyer is or will be a party have been, or at the Closing will be, duly and validly executed and delivered by Buyer and constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms, subject to the effect of any applicable Creditors’ Rights.

6.3           No Conflict. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is or will be a party and the consummation of the Transactions by Buyer, assuming all filings, consents, approvals, authorizations and notices set forth in Schedule 6.3 required to be made, given or obtained by it have been so made, given or obtained, do not and will not:

(a)            violate, conflict with or breach any terms, conditions or provisions of the Organizational Documents of Buyer;

(b)            violate, conflict with or breach any term or provision of any Law applicable to Buyer;

(c)            require any consent or approval under or constitute (with or without notice or lapse of time or both) a default under, result in any breach or violation of, or give any Person any rights of termination, vesting, amendment, acceleration or cancellation of, any material Contract to which Buyer, or any of its assets, properties or businesses is or are bound; or

(d)            require Buyer to obtain any consent, approval or authorization, or give any notice to, or make any filing with, any Governmental Authority;

except, with respect to clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the Transactions.

6.4           Litigation. There is no Proceeding pending, or to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates (other than any Proceeding filed or initiated by any Seller or any of their respective Affiliates) that (a) questions the validity of this Agreement, the other Transaction Documents or the consummation of the Transactions, or any action taken or to be taken by Buyer in connection with, or which seeks to enjoin, this Agreement or the other Transaction Documents or (b) challenges or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the Transactions. There are no material outstanding Orders or material issued and unsatisfied judgments binding against Buyer that would reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the Transactions.

6.5           Solvency. Buyer is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Acquired Companies. Assuming the accuracy of the representations and warranties of each Seller and the Acquired Companies contained in this Agreement and the other Transaction Documents and performance by each Seller of its obligations hereunder and thereunder, and after giving effect to the Transactions, at and immediately after the payment of the Estimated Purchase Price and, if applicable, the Final Post-Closing Adjustment Amount and the Earnout Amount, Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

6.6           Sufficiency of Funds. At the Closing, Buyer will have sufficient cash on hand, or other sources of immediately available funds sufficient, to (a) pay the Estimated Purchase Price, (b) pay any and all fees and expenses required to be paid by Buyer pursuant to this Agreement and (c) satisfy all of the other payment obligations of Buyer contemplated hereunder.

6.7           Credit-Worthiness. Buyer has sufficient credit support from Buyer Parent as may be necessary for Buyer to qualify as a “Qualified Transferee” as such term is defined in the EPIC LP Agreement.

6.8           Preferential Rights. Neither Buyer nor any of its Affiliates is party to any Contract (a) providing any other Person any right of first refusal, right of first offer or participation rights relating to the Acquired Interests, Buyer’s acquisition thereof or, in the event the Closing occurs, any potential Expansion Project, in each case, contingent or otherwise, or (b) obligating Buyer or any of its Affiliates to offer, sell or transfer any direct or indirect right or interest in or to the Acquired Interests, whether prior to or following the Closing or, in the event the Closing occurs, any potential Expansion Project.

6.9            Brokers’ Fees. Neither Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder, financial advisor, investment banker, agent or other Person with respect to the Transactions for which any of the Sellers or any of their respective Affiliates could become liable or obligated at or after the Closing Date.

6.10          Investment Representation. Buyer is acquiring the Acquired Interests for its own account as an investment and not with a view to sell, transfer or otherwise distribute all or any part thereof to any other Person in any transaction that would constitute a “distribution” within the meaning of, and in violation of, the Securities Act. Buyer acknowledges that it can bear the economic risk of its investment in the Acquired Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of the Acquired Interests. Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. Buyer understands that neither the offer nor sale of the Acquired Interests has or will have been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the Acquired Interests will be characterized as “restricted securities” under federal securities Laws and that, under such Laws and applicable regulations, none of the Acquired Interests can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder.

6.11          Disclaimer of Additional and Implied Warranties. Notwithstanding anything to the contrary herein, it is the explicit intent of each Party, and the Parties hereby agree, that NONE OF THE SellerS or any of THEIR RESPECTIVE Representatives or Affiliates makeS any representation or warrantY of any nature whatsoever, express or implied, written or oral, including any implied representation or warranty as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to the Acquired Interests, THE ACQUIRED COMPANIES, THE assets OR ANY LIABILITIES OF THE ACQUIRED COMPANIES in connection with the Transactions, except as specifically set forth in Article IV or Article V OR IN ANY CERTIFICATE DELIVERED AT CLOSING.

6.12          Independent Investigation. BUYER ACKNOWLEDGES AND AGREES THAT IT HAS, WITHOUT RELIANCE ON THE SELLERS (EXCEPT WITH RESPECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH SELLER SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS), MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING (A) THE ACQUIRED INTERESTS, THE ACQUIRED COMPANIES, THE BUSINESS AND THE OPERATIONS, LIABILITIES, FINANCIAL CONDITION, PROSPECTS AND PROPERTIES OF THE ACQUIRED COMPANIES, AND (B) THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY ANY SELLER IN CONNECTION WITH THE TRANSACTIONS IN THIS AGREEMENT ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT or in any certificate delivered BY SUCH SELLER at Closing.

Without limiting the generality of the foregoing, Buyer acknowledges, on behalf of itself and its Affiliates, that none of THE SellerS Nor any of their respective Representatives or Affiliates makes any representation or warrantY with respect to (A) any projection, estimate or budget delivered or made available to Buyer or its Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of ANY ACQUIRED COMPANY, THE buSINESS OR the ACQUIRED Interests, AS APPLICABLE, or the future business or operations of THE ACQUIRED COMPANIES or the BUSINESS or (B) any other information or documents made available BY ANY SELLER to Buyer or its Representatives with respect to ANY ACQUIRED COMPANY, the Business OR the ACQUIRED Interests, including the confidential information memorandum and any information provided at any management presentation or site visit or in any data room or electronic data room, IN EACH CASE, except as expressly set forth in Article IV OR Article V of this Agreement OR IN ANY CERTIFICATE DELIVERED AT CLOSING. Buyer further acknowledges, on behalf of itself and its Affiliates, that it has not relied on, and hereby expressly disclaims any claims with respect to, any representation OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS not expressly set forth in Article IV and Article V of this Agreement OR IN ANY CERTIFICATE DELIVERED AT CLOSING, AND THAT, EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, BUYER SHALL BE DEEMED TO BE OBTAINING ALL OF the ACQUIRED INTERESTS AND ITS CORRESPONDING INDIRECT INTEREST IN THE ASSETS AND THE BUSINESS, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

Article VII
COVENANTS

7.1           Ordinary Course.

(a)            During the Interim Period, except (i) as otherwise contemplated by this Agreement or in connection with the Transactions, (ii) as necessary upon the occurrence of any emergency or other similar contingency in order to prevent imminent bodily harm, material environmental damage, (iii) as set forth on Schedule 7.1(a), as required by Law, any Governmental Authority or any Permit, (iv) with respect to any actions such Seller is obligated to take under the EPIC LP Agreement or the EPIC GP LLC Agreement (including obligations with respect to Capital Contributions (as defined in each of the EPIC LP Agreement and the EPIC GP LLC Agreement)), or (v) as consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), each Seller agrees that it shall conduct its business with respect to the Acquired Interests in the ordinary course of business and in all material respects consistent with past practice.

(b)            Without limiting the generality of Section 7.1(a), during the Interim Period, each Seller agrees that it shall not (i) transfer, issue, convey, sell, split, pledge, encumber, grant, assign or otherwise dispose of, or permit any Lien on, directly or indirectly, the Acquired Interests owned by such Seller, any of its Equity Interests, or amend any term of any of the outstanding Equity Interests of such Seller, (ii) merge or consolidate with any Person, (iii) take any actions set forth on Schedule 7.1(b)(iii) in its capacity as a limited partner of EPIC or member of EPIC GP (and shall not permit its designee(s) on the EPIC Board or the EPIC GP Board to consent to any such action and shall not assign, directly or indirectly, any of its consent rights thereunder to any Person) or (iv) enter into any Contract to do any of the things referred to in clauses (i) – (iii) of this Section 7.1(b), in each case, without Buyer’s prior written consent. Buyer’s prior written consent, solely with respect to the foregoing clause (iii) and (insofar as such Contract relates to things referred to in clause (iii)) clause (iv), shall not to be unreasonably withheld, delayed or conditioned and shall be considered granted on the fifth (5th) Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request for such consent delivered to Buyer) after delivery by any Seller of a written request for consent thereto, unless Buyer notifies the Sellers in writing to the contrary prior to such date.

7.2           Confidentiality.

(a)            The Confidentiality Agreement shall terminate at the Closing and shall be of no further force or effect and all obligations thereunder will terminate.

(b)            Each Seller shall maintain in confidence (other than disclosure to its Representatives), shall cause its Affiliates to maintain in confidence, and shall use commercially reasonable efforts to cause its Representatives to maintain in confidence, any written, oral or other information provided by or relating to (i) Buyer and its Affiliates, and (ii) the Acquired Companies or the Business whether obtained by such Seller or any of its Affiliates or Representatives before, on or after the earlier to occur of (A) the date this Agreement is terminated pursuant to Article XI and (B) the Closing Date (collectively, “Buyer Confidential Information”), in each case, until the second (2nd) anniversary of the Closing Date, except that the requirements of this Section 7.2(b) shall not apply to the extent that (v) any such information is or becomes generally available to the public other than as a result of disclosure by any Seller or its Affiliates or Representatives in a manner not permitted hereby, (w) any such information is required by applicable Law or a Governmental Authority to be disclosed (including any report, statement, testimony or other submission to such Governmental Authority and any filings with the Securities and Exchange Commission or any other disclosure required for compliance with applicable listing standards of the New York Stock Exchange or the Nasdaq Global Select Market), (x) any such information is reasonably necessary to be disclosed in connection with any Proceeding or any dispute with respect to this Agreement (including any response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Proceeding), (y) any such information was or becomes available to any Seller or its Affiliates or Representatives on a non-confidential basis and from a source (other than Buyer or any of its Affiliates or the Acquired Companies or its or their respective Representatives) that is not bound by a confidentiality obligation with respect to such information or (z) any such information is reasonably necessary to be disclosed in connection with (I) discussions or negotiations with, or the provision of information to, any Person or (II) entering into any Contract or other agreement or arrangement, in each case of clauses (I) and (II), in connection with a potential transaction that would involve a Change of Control of any of Kinetik Holdings Inc., Kinetik Parent, Diamondback Energy Inc. or Diamondback Parent; provided, however, that the Sellers shall, and shall cause their respective Affiliates and Representatives to, restrict access to such information exclusively to Persons that such Seller reasonably determines need to know such information to evaluate such potential transaction. In the event that any Seller or any of its Affiliates or Representatives are required by Law or any Proceeding to disclose any Buyer Confidential Information, to the extent permitted by Law and to the extent reasonably practicable, such Seller or such Affiliate or Representative shall provide Buyer with notice as promptly as practicable of any such requirement so that Buyer may, at its sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, such Seller or such Affiliate or Representative is nonetheless required to disclose any Buyer Confidential Information, such Seller or such Affiliate or Representative may disclose only that portion of Buyer Confidential Information which is required to be disclosed; provided, however, that such Seller or such Affiliate or Representative shall use commercially reasonable efforts to cooperate with Buyer in its efforts to obtain (at Buyer’s sole expense) an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Buyer Confidential Information. None of the Sellers or their respective Affiliates or Representatives shall oppose any action by Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded Buyer Confidential Information.

(c)            Buyer shall maintain in confidence (other than disclosure to its Representatives), shall cause its Affiliates to maintain in confidence, and shall use commercially reasonable efforts to cause its Representatives to maintain in confidence, any written, oral or other information relating to any Seller or any of their respective Affiliates provided to Buyer or any of its Affiliates or Representatives in connection with the Transactions (collectively, “Seller Confidential Information”), in each case, until the second (2nd) anniversary of the Closing Date, except that the requirements of this Section 7.2(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates or any of Buyer’s Representatives in a manner not permitted hereby, (ii) any such information is required by applicable Law or a Governmental Authority to be disclosed (including any report, statement, testimony or other submission to such Governmental Authority and any filings with the Securities and Exchange Commission), (iii) any such information is reasonably necessary to be disclosed in connection with any Proceeding or any dispute with respect to this Agreement (including any response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any Proceeding) or (iv) any such information was or becomes available to Buyer or its Affiliates or any of Buyer’s Representatives on a non-confidential basis and from a source (other than any of the Sellers or any of their Affiliates or their respective Representatives) that is not bound by a confidentiality obligation with respect to such information. In the event that Buyer or any of its Affiliates or Representatives are required by Law or any Proceeding to disclose any of the Seller Confidential Information, to the extent permitted by Law and to the extent reasonably practicable, Buyer or such Affiliate or Representative shall provide such Seller with notice as promptly as practicable of any such requirement so that such Seller may, at its sole cost and expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by such Seller, Buyer or such Affiliate or Representative shall nonetheless be required to disclose any of the Seller Confidential Information, Buyer or such Affiliate or Representative may disclose only that portion of the Seller Confidential Information which is required to be disclosed; provided, however, that Buyer or such Affiliate or Representative shall use commercially reasonable efforts to cooperate with such Seller in its efforts to obtain (at such Seller’s sole expense) an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Seller Confidential Information. None of Buyer or its Affiliates or Representatives shall oppose any action by any Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Seller Confidential Information. Notwithstanding anything to the contrary in this Section 7.2(c), in the event that this Agreement is terminated pursuant to Article XI, this Section 7.2(c) shall survive and “Seller Confidential Information” shall also include any written, oral or other information provided to Buyer in connection with the Transactions that relates to the Acquired Companies or the Business.

7.3           Indemnification of Officers and Directors.

(a)            Until the sixth anniversary of the Closing Date, to the extent not prohibited by applicable Law, Buyer shall take all action within its control to cause the Companies to continue to honor their obligations (as set forth in the Organizational Documents of each of the Companies as made available to Buyer prior to, and in effect on, the Execution Date) with respect to the exculpation and indemnification of, and the advancement of expenses to, any Seller’s current (as of immediately prior to the Closing) or former designees on the EPIC Board and the EPIC GP Board (collectively, the “Covered Persons”) arising or resulting from any actions or omissions of such Covered Person in their capacity as such at or prior to the Closing (including the matters contemplated by this Agreement).

(b)            In the event either Company or any of their successors or assigns consolidates or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall take all action within its control to cause the successors and assigns of such Company to assume the obligations set forth in this Section 7.3.

(c)            Until the sixth anniversary of the Closing Date, the obligations of Buyer under this Section 7.3 shall not be terminated or modified in such a manner as to adversely affect any of the Covered Persons without the consent of such Person (it being expressly agreed that each of the Covered Persons is intended to be a third-party beneficiary of this Section 7.3 with full rights of enforcement as if a party to this Section 7.3). The rights of each Covered Person under this Section 7.3 shall be in addition to any other rights the Covered Persons may have under the Organizational Documents of the Companies, under any and all indemnification agreements of or entered into by the Companies, or applicable Law (whether at law or in equity), as applicable, from and after the Closing.

(d)            Notwithstanding anything to the contrary herein, Buyer shall have no obligation with respect to (i) the matters contemplated in this Section 7.3 in connection with any Claim directed against any Covered Person by any Seller or any of its Affiliates to the extent such Covered Person was a director, officer, employee, member or partner of such Seller or its Affiliates and (ii) any actions or omissions constituting Fraud or willful misconduct of any Covered Person.

7.4           Earnout Matters. During the Earnout Period:

(a)            In connection with any consideration by the EPIC GP Board of a proposal to approve a final investment decision with respect to an Expansion Project, Sellers and Buyer acknowledge and agree that any decision to approve or disapprove such proposal shall be made by Buyer acting reasonably and in good faith, taking into account Buyer’s good faith assessment of any relevant economic conditions, appropriate project specific factors (e.g., projected costs, Expansion Contract terms, projected returns, etc.) and other considerations that a prudent developer, owner and operator of assets substantially similar to such proposed Expansion Project would reasonably consider prior to making a final investment decision with respect thereto. *****.

(b)            Buyer shall promptly provide each Seller with written notice of the satisfaction of the Earnout Condition.

(c)            *****.

(d)            *****.

(e)            Notwithstanding anything to the contrary in this Section 7.4, Buyer and its Affiliates shall not be required to provide any information (i) which Buyer reasonably believes it or its Affiliates are prohibited from providing to the Sellers or their respective Representatives by reason of applicable Law; (ii) which could result in the loss of attorney/client privilege; (iii) which Buyer is required to prevent access to by reason of any Contract (including the EPIC LP Agreement) with a Third Party; or (iv) *****.

7.5            Release. Effective as of the Closing, except for any rights or obligations under this Agreement, including the right to make a Claim based on Fraud, each of the Sellers and Buyer, on their own behalf and on behalf of each of their respective Affiliates and each of their current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, as applicable, the “Releasors”), hereby irrevocably and unconditionally releases, forever discharges and waives any Claims, demands, causes of action, liabilities (whether absolute, accrued, contingent, fixed or otherwise, whether due or to become due, whether known or unknown), and Losses whatsoever that any Releasor has or may in the future have, regardless of the Law or legal theory under which the foregoing may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, against (a) in the case of the Sellers, any of Buyer, the Companies or any of their respective Affiliates or their and their Affiliates’ Representatives and (b) in the case of Buyer, each of the Sellers or any of their respective Affiliates or its and their Affiliates’ Representatives (collectively, the “Releasees”), in each case (including future Claims) arising out of, resulting from or relating to actions, omissions, facts or circumstances occurring, arising or existing on or prior to the Closing or in connection with the consummation of the Transactions; provided, that, with respect to each of the Sellers and their respective Affiliates and their respective successors and assigns, the release in this Section 7.5 shall only apply to Claims in such Seller’s capacity as a limited partner of EPIC or a member of EPIC GP (and for the avoidance of doubt, shall not apply to any Claims that such Seller or any of its Affiliates may have against the applicable Releasees under any Contract they may have with either of the Companies (other than, for the avoidance of doubt, the EPIC LP Agreement and the EPIC GP LLC Agreement)). Each Releasor shall refrain from, directly or indirectly, asserting any Claim or demand or commencing, instituting or causing to be commenced, any Proceeding of any kind against the Releasees based upon any matter released pursuant to this Section 7.5. For the avoidance of doubt, (a) nothing in this Section 7.5 shall be construed to limit, impede or otherwise impair any Party’s rights under this Agreement, including rights to (i) indemnification under Article X of this Agreement and (ii) make a Claim based on Fraud, and (b) this Section 7.5 shall not survive any termination of this Agreement.

7.6           Regulatory and Other Approvals.

(a)            During the Interim Period, but subject to Section 7.6(b), each Party shall cooperate with the other Parties and shall use, and shall cause their respective Affiliates to use, their respective reasonable best efforts to (including, with respect to the Sellers, using their reasonable best efforts to cause the Acquired Companies to) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to consummate the Transactions, including (i) making or causing to be made (including, with respect to the Sellers, using reasonable best efforts to cause the Acquired Companies to make) the filings required of such Party or any of its Affiliates or the Acquired Companies by any antitrust or competition Law with respect to the Transactions, as promptly as is reasonably practicable (and, with respect to the HSR Act, in any event within twenty-five (25) Business Days after the Execution Date), (ii) cooperating with the other Parties and furnishing to the other Parties all information in such Party’s possession that is necessary in connection with such other Parties’ filings, (iii) causing the expiration or termination of the notice or waiting periods under the HSR Act and any other antitrust or competition Laws with respect to the Transactions as promptly as is reasonably practicable after the Execution Date, (iv) promptly informing the other Parties of any substantive communication from or to, and any proposed understanding or agreement with, any Governmental Authority with respect to any such filings, and permitting the other Parties to review in advance any proposed substantive communication by such Party to any Governmental Authority with respect to any such filings, (v) consulting and cooperating with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions to be made or submitted by or on behalf of any Party in connection with any substantive meetings or communications with, or Proceedings involving, any Governmental Authority with respect to any such filings, (vi) making an appropriate response, as promptly as is reasonably practicable, (including, with respect to the Sellers, using their reasonable best efforts to cause the Acquired Companies to make an appropriate response as promptly as is reasonably practicable) to any requests received from a Governmental Authority by such Party or any of its Affiliates under the HSR Act or any other antitrust or competition Laws for additional information, documents or other materials with respect to any such filings and (vii) resolving any formal or informal objections of any Governmental Authority pursuant to any antitrust or competition Law with respect to any such filings or the Transactions. Notwithstanding anything to the contrary, (A) in no event shall any obligation of the Sellers under this Section 7.6 to use their reasonable best efforts to cause the Acquired Companies to take or not take any action be construed to require the Sellers to, or cause any of their respective Affiliates to, incur any costs or expenses (or otherwise incur or sustain any Loss) (other than costs and expenses, including outside counsel fees, of the Sellers or the Acquired Companies associated with any investigation or other Proceeding pursuant to the HSR Act or any other antitrust or competition Law, which shall be borne by the Sellers to the extent not paid by the Acquired Companies) or to agree to, commit to or effect any action, commitment or undertaking that would be adverse in any material respect to such Seller or its Affiliate and (B) the Parties hereby acknowledge and agree that neither the Sellers nor any of their respective Affiliates have the unilateral ability to control any of the Acquired Companies with respect to the obligations set forth in this Section 7.6 and nothing in this Agreement shall be construed as imposing upon the Sellers or any of their respective Affiliates any obligation, liability or covenant that presupposes or requires such control.

(b)            Buyer shall use, and shall cause its Affiliates to use or cause to be used, reasonable best efforts to avoid the entry of, effect the dissolution of and have vacated, lifted, reversed or overturned, as applicable, any Order pursuant to any antitrust or competition Law that would prevent, prohibit, restrict or materially delay the consummation of the Transactions, in each case, to enable the Closing to occur as promptly as is reasonably practicable after the Execution Date; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, Buyer and its Affiliates shall not be required to (i) propose, offer, negotiate, commit to or effect, by Order or otherwise, the sale, divestiture, license or other disposition of any of the capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests therein of Buyer or its Affiliates, the Acquired Companies or their Affiliates, the Business or the Assets, or (ii) propose, offer, negotiate, commit to, agree to, take or effect any actions or agreements, or enter into, amend, modify or terminate any agreements, rights, obligations or commercial relationships, if such actions, agreements, amendments, modifications or terminations would limit Buyer’s, its Affiliates’ or the Acquired Companies’ freedom of action with respect to (including any Governmental Authority notice, notification or approval requirements), or otherwise adversely impact, restrict or require changes to (other than in an immaterial manner), the capital stock, assets, properties, rights, products, leases, businesses, services or other operations or interests of Buyer or its Affiliates or the Acquired Companies, the Business or any of the Assets (each of (i) and (ii), a “Remedy Action”). The Sellers shall not, and shall cause their Affiliates not to (and shall use their reasonable best efforts to cause the Acquired Companies not to), without Buyer’s prior written consent, propose, offer, negotiate, commit to or effect any Remedy Action or other remedy, condition, undertaking or commitment.

(c)            None of the Parties or their Affiliates or Representatives shall (and the Sellers shall use their reasonable best efforts to cause the Acquired Companies not to) participate in or agree to participate in any substantive communication or meeting with any Governmental Authority in respect of any filings contemplated by Section 7.6(a) or investigation or other inquiry in connection therewith unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, affords the other Parties the opportunity to attend and participate in such communication or meeting. Each Party shall (and the Sellers shall use their reasonable best efforts to cause the Acquired Companies to) provide the other Parties with copies of all substantive correspondence, whitepapers and communications between such Party or any of its Representatives, on the one hand, and any Governmental Authority, on the other hand, in respect of any investigation by a Governmental Authority or other inquiry in connection therewith with respect to the Transactions. Notwithstanding anything to the contrary in this Section 7.6, (i) each Party may redact from any materials provided to the other Parties pursuant to this Section 7.6 any references to the valuation of the Acquired Interests or any information governed by the attorney-client privilege, the work product doctrine or any similar privilege, (ii) each Party may, as it determines is reasonably necessary, designate competitively sensitive material provided to the other Parties pursuant to this Section 7.6 as “Outside Counsel Only,” which materials and the information contained therein shall be provided only to the receiving Party’s outside legal counsel and shall not be disclosed by such outside counsel to any of the receiving Party’s directors, officers, employees or members without the prior written consent of the disclosing Party and (iii) Buyer shall control, lead and direct all actions, decisions, strategy and communications for, and make all final determinations as to the timing and appropriate course of action with respect to, all matters relating to the HSR Act and other antitrust and competition Laws in connection with the Transactions; provided, that Buyer shall consider in good faith the views of the Sellers with respect thereto.

(d)            *****.

(e)            Buyer shall pay all filing fees required to be paid pursuant to the HSR Act in connection with the Transactions.

7.7           Exclusivity. During the Interim Period, the Sellers and their respective Affiliates and Representatives shall not take or permit any other Person on their behalf to take any action to initiate, knowingly encourage or engage in discussions or negotiations with, or provide any information to, any Person (other than (i) the Sellers, their respective Affiliates and their Representatives, (ii) Buyer and its representatives or (iii) as required by Law) concerning any purchase of the Acquired Interests from the Sellers, any merger or similar business combination transaction of or involving any Acquired Company or any sale of all or substantially all of the assets of, or directly the Equity Interests in, any Acquired Company (each such transaction, an “Acquisition Transaction”), or enter into any Contract (including any letter of intent, agreement in principle or memorandum of understanding) or similar agreement, arrangement or understanding related to an Acquisition Transaction. The Sellers shall, and shall cause their respective Affiliates and Representatives to, promptly (a) cease and cause to be terminated any existing discussions, communications or negotiations with any Person (other than Buyer and its Representatives) conducted heretofore with respect to any Acquisition Transaction, (b) request each Person (or than Buyer and its Representatives) that has prior to the Execution Date executed a confidentiality or non-disclosure agreement in connection with any sale by the Sellers of the Acquired Interests to promptly return or destroy all confidential information furnished to such Person by or on behalf of any Seller in accordance with the terms of such Person’s confidentiality or non-disclosure agreement and (c) terminate all access previously granted to such Persons to any virtual data room created with respect to an Acquisition Transaction.

7.8           Access to Records. To the extent any books and records of the Acquired Companies remain in any Seller’s or any of its Affiliates’ possession at the Closing, such Seller will deliver to Buyer or the Acquired Companies as promptly as practicable following the Closing Date, but no later than 60 days following the Closing, such books and records.

7.9           Further Assurances. Subject to the terms of this Agreement, at any time and from time to time, from and after the Closing, at any Party’s request and without further consideration, each Party shall, and shall cause its Affiliates and Representatives, as applicable, to, use commercially reasonable efforts to (a) execute and deliver, or cause to be executed and delivered, all such documents and instruments of sale, transfer, conveyance and assignment and confirmation, (b) provide such material and information, and (c) take, or cause to be taken, all such further or other actions, as such Party may reasonably deem necessary, proper or advisable under applicable Law or contractual obligations to transfer and conveyed the Acquired Interests to Buyer, on the terms contained in this Agreement, and to otherwise comply with the terms of this Agreement and the other Transaction Documents and to consummate the Transactions as promptly as reasonably practicable.

7.10         Kinetik Parent Guaranty.

(a)            Kinetik Parent hereby irrevocably, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, (i) the full and timely performance of all obligations of the Kinetik Sellers that may arise under this Agreement and any other Transaction Documents and (ii) the full and timely payment of any amounts due and payable by the Kinetik Sellers under the provisions of this Agreement after the Execution Date, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (collectively, the “Kinetik Sellers Obligations”). The Kinetik Sellers Obligations are valid and in full force and effect and constitute the valid and binding obligation of Kinetik Parent, enforceable in accordance with this Section 7.10.

(b)            The Kinetik Sellers Obligations are a guaranty of payment and performance, and not of collection, and Kinetik Parent acknowledges and agrees that the obligations, covenants, agreements and duties of Kinetik Parent under this Agreement shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of any Kinetik Seller, or the merger or consolidation of any Kinetik Seller with any other Person. Notwithstanding the foregoing, or anything express or implied in this Section 7.10 or otherwise, the Kinetik Sellers Obligations shall terminate and Kinetik Parent shall have no further obligations with respect to the Kinetik Sellers Obligations as of the earliest to occur of (i) the date of the termination of this Agreement in accordance with its terms, (ii) the date that such Kinetik Sellers Obligations have been fully paid or finally and completely resolved in accordance with the terms of this Agreement or (iii) a written agreement between Buyer and Kinetik Parent terminating the obligations and liabilities of Kinetik Parent under this Section 7.10.

(c)            Kinetik Parent hereby represents and warrants to Buyer as follows: (i) the representations and warranties contained in Sections 4.1, 4.2 and 4.3 are true and correct as of the Execution Date and as of the Closing as if made at and as of the Closing, applying such representations and warranties to Kinetik Parent mutatis mutandis; and (ii) Kinetik Parent has or has immediately available access to, and, for so long as this Section 7.10 shall remain in effect in accordance with its terms, Kinetik Parent shall have or have immediately available access to, funds sufficient to satisfy all of its obligations under this Agreement.

(d)            Kinetik Parent shall not transfer or assign, in whole or in part, any of its obligations under this Section 7.10. Kinetik Parent acknowledges and agrees that the terms of Article X and Article XII shall apply to Kinetik Parent as if it were entering into this Agreement as a Kinetik Seller.

7.11         Diamondback Parent Guaranty.

(a)            Diamondback Parent hereby irrevocably, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, (i) the full and timely performance of all obligations of the Diamondback Sellers that may arise under this Agreement and any other Transaction Documents and (ii) the full and timely payment of any amounts due and payable by the Diamondback Sellers under the provisions of this Agreement after the Execution Date, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (collectively, the “Diamondback Sellers Obligations”). The Diamondback Sellers Obligations are valid and in full force and effect and constitute the valid and binding obligation of Diamondback Parent, enforceable in accordance with this Section 7.11.

(b)            The Diamondback Sellers Obligations are a guaranty of payment and performance, and not of collection, and Diamondback Parent acknowledges and agrees that the obligations, covenants, agreements and duties of Diamondback Parent under this Agreement shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of any Diamondback Seller, or the merger or consolidation of any Diamondback Seller with any other Person. Notwithstanding the foregoing, or anything express or implied in this Section 7.11 or otherwise, the Diamondback Sellers Obligations shall terminate and Diamondback Parent shall have no further obligations with respect to the Diamondback Sellers Obligations as of the earliest to occur of (i) the date of the termination of this Agreement in accordance with its terms, (ii) the date that such Diamondback Sellers Obligations have been fully paid or finally and completely resolved in accordance with the terms of this Agreement or (iii) a written agreement between Buyer and Diamondback Parent terminating the obligations and liabilities of Diamondback Parent under this Section 7.11.

(c)            Diamondback Parent hereby represents and warrants to Buyer as follows: (i) the representations and warranties contained in Sections 4.1, 4.2 and 4.3 are true and correct as of the Execution Date and as of the Closing as if made at and as of the Closing, applying such representations and warranties to Diamondback Parent mutatis mutandis; and (ii) Diamondback Parent has or has immediately available access to, and, for so long as this Section 7.11 shall remain in effect in accordance with its terms, Diamondback Parent shall have or have immediately available access to, funds sufficient to satisfy all of its obligations under this Agreement.

(d)            Diamondback Parent shall not transfer or assign, in whole or in part, any of its obligations under this Section 7.11. Diamondback Parent acknowledges and agrees that the terms of Article X and Article XII shall apply to Diamondback Parent as if it were entering into this Agreement as a Diamondback Seller.

7.12         Buyer Parent Guaranty.

(a)            Buyer Parent hereby irrevocably, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, (i) the full and timely performance of all obligations of Buyer that may arise under this Agreement and any other Transaction Documents and (ii) the full and timely payment of any amounts due and payable by Buyer under the provisions of this Agreement after the Execution Date, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement (collectively, the “Buyer Obligations”). The Buyer Obligations are valid and in full force and effect and constitute the valid and binding obligation of Buyer Parent, enforceable in accordance with this Section 7.12.

(b)            The Buyer Obligations are a guaranty of payment and performance, and not of collection, and Buyer Parent acknowledges and agrees that the obligations, covenants, agreements and duties of Buyer Parent under this Agreement shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of Buyer, or the merger or consolidation of Buyer with any other Person. Notwithstanding the foregoing, or anything express or implied in this Section 7.12 or otherwise, the Buyer Obligations shall terminate and Buyer Parent shall have no further obligations with respect to the Buyer Obligations as of the earliest to occur of (i) the date of the termination of this Agreement pursuant to and in accordance Section 11.1(a) or Section 11.1(d)-(g), (ii) the date on which the Regulatory Termination Fee has been paid to the Sellers in full in accordance with Section 11.3, (iii) the date that such Buyer Obligations have been fully paid or finally and completely resolved in accordance with the terms of this Agreement or (iv) a written agreement between Buyer and the Sellers terminating the obligations and liabilities of Buyer Parent under this Section 7.12.

(c)            Buyer Parent hereby represents and warrants to Buyer as follows: (i) the representations and warranties contained in Sections 6.1, 6.2 and 6.3 are true and correct as of the Execution Date and as of the Closing as if made at and as of the Closing, applying such representations and warranties to Buyer Parent mutatis mutandis; and (ii) Buyer Parent has or has immediately available access to, and, for so long as this Section 7.12 shall remain in effect in accordance with its terms, Buyer Parent shall have or have immediately available access to, funds sufficient to satisfy all of its obligations under this Agreement.

(d)            Buyer Parent shall not transfer or assign, in whole or in part, any of its obligations under this Section 7.12. Buyer Parent acknowledges and agrees that the terms of Article X and Article XII shall apply to Buyer Parent as if it were entering into this Agreement as Buyer.

Article VIII
CONDITIONS TO CLOSING

8.1           Conditions to each Seller’s Obligations. The obligations of each Seller to consummate the Transactions are subject to the satisfaction (or unanimous written waiver by the Sellers, in their sole and absolute discretion) of the following conditions immediately prior to the Closing:

(a)            each of the (i) representations and warranties set forth in Article VI (other than the Buyer Fundamental Representations) shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) as of the Closing Date as though made as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), in each case, except to the extent that the failure of such representations and warranties to be true and correct has not had a Material Adverse Effect and (ii) Buyer Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions) as of the Closing Date as though made as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all respects (other than de minimis exceptions) as of such earlier date);

(b)            Buyer shall have performed and complied with, in all material respects, all the covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing;

(c)            no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or other Law which is in effect and has the effect of (i) making the Transactions illegal or (ii) otherwise enjoining, restraining or prohibiting the consummation of any such Transactions;

(d)            all waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitment to, or agreement with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated;

(e)            Buyer shall have delivered to each Seller a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 8.1(a) and Section 8.1(b) have been satisfied; and

(f)            the Assignment and Assumption Agreement shall have been duly executed by Buyer and shall have been delivered to each Seller.

8.2           Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Transactions are subject to the satisfaction (or written waiver by Buyer, in its sole and absolute discretion) of the following conditions immediately prior to the Closing:

(a)            (i) the representations and warranties set forth in Article IV and Article V other than the Sellers’ Fundamental Representations (disregarding all qualifications or limitations as to “materiality”, “material adverse effect” and words of similar import set forth therein) shall be true and correct as of the Closing as though made as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), in each case, except to the extent that the failure of such representations and warranties to be true and correct has not had a Material Adverse Effect and (ii) each of the Sellers’ Fundamental Representations shall be true and correct in all respects (other than de minimis exceptions) as of the Closing Date as though made as of such time (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all respects (other than de minimis exceptions) as of such earlier date);

(b)            each Seller shall have performed and complied with in all material respects all of the covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing;

(c)            no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or other Law which is in effect and has the effect of (i) making the Transactions illegal or (ii) otherwise enjoining, restraining or prohibiting the consummation of any such Transactions;

(d)            all waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act, and any commitment to, or agreement with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated;

(e)            since the Execution Date, there shall not have occurred and be continuing a Material Adverse Effect;

(f)            each Seller shall have delivered to Buyer a certificate signed by an officer of such Seller, dated as of the Closing Date, certifying that, with respect to such Seller, the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(e) have been satisfied; and

(g)            the Assignment and Assumption Agreement shall have been duly executed by each Seller and shall have been delivered to Buyer.

Article IX
TAX MATTERS

9.1           Interim Closing of the Books. Consistent with Section 5.2(d)(i) of the EPIC LP Agreement and in accordance with its rights and obligations in the EPIC GP LLC Agreement, Buyer shall cause EPIC to allocate all items of income, gain, loss, deduction and credit allocable to the Acquired Interests with respect to any Straddle Period between the Sellers and Buyer as of the Closing Date using the “interim closing method” and “calendar day convention” under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

9.2           Transfer Taxes. Buyer, on the one hand, and the Sellers, on the other hand, shall be equally responsible for the timely payment of all transfer, sales, use, excise, stamp, registration or other similar Taxes, if any, resulting from the Transactions (“Transfer Taxes”). Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes. Buyer and each Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

9.3           Tax Returns. Buyer shall, to the extent it has such review, comment or distribution rights pursuant to the EPIC LP Agreement (or, if amended and restated in connection with Buyer’s purchase of the Acquired Interests pursuant to this Agreement, such amended and restated Limited Partnership Agreement of EPIC) or the EPIC GP LLC Agreement (or, if amended and restated in connection with Buyer’s purchase of the Acquired Interests pursuant to this Agreement, such amended and restated Limited Liability Company Agreement of EPIC GP), use commercially reasonable efforts to: (a) provide each Seller a reasonable opportunity to review and comment on any U.S. federal income Tax Return of EPIC or EPIC GP, as applicable, to be filed after the Closing Date for a Pre-Closing Tax Period (including, for the avoidance doubt, any Straddle Period), as applicable, (b) consider in good faith including any written comments jointly provided by the Sellers when providing EPIC or EPIC GP, as applicable, with comments with respect to such Tax Return and (c) distribute a copy of any such Tax Return to each Seller.

9.4           Tax Contests. In the event that any audit, litigation, proceeding or other significant matter with respect to any U.S. federal income Tax Return of either Company (a “Tax Contest”) for a Taxable period (or portion thereof) in which any Seller was a member of either Company, to the extent Buyer has such information rights in accordance with its rights and obligations pursuant to the EPIC LP Agreement (or, if amended and restated in connection with Buyer’s purchase of the Acquired Interests pursuant to this Agreement, such amended and restated Limited Partnership Agreement of EPIC) or the EPIC GP LLC Agreement (or, if amended and restated in connection with Buyer’s purchase of the Acquired Interests pursuant to this Agreement, such amended and restated Limited Liability Company Agreement of EPIC GP), as applicable, Buyer shall: (a) provide prompt notice to the Sellers of such Tax Contest (including, for the avoidance of doubt, any significant tax matter for which Buyer was notified pursuant to Section 7.6(a) of the EPIC LP Agreement), (b) forward all material written communications received in respect of such Tax Contests to the Sellers (c) keep the Sellers reasonably informed regarding the progress and substantive aspects of such Tax Contest, and (d) not approve the settlement of such Tax Contest without the prior written consent of each Seller (such consent not to be unreasonably withheld, conditioned or delayed).

Article X
INDEMNIFICATION

10.1         Survival of Representations, Warranties and Covenants. The respective representations, warranties, covenants and agreements of each Seller and Buyer contained in this Agreement (or in any certificate delivered in connection herewith) and rights to indemnification in respect thereof shall (a) in the case of the representations and warranties, survive the Closing until the date that is ***** following the Closing Date, except that (i) the Fundamental Representations (and any certifications relating thereto set forth in any certificate delivered in connection herewith) shall survive until the date that is ***** following the Closing Date and (ii) the Tax Representations (and any certifications relating thereto set forth in any certificate delivered in connection herewith) shall each survive the Closing until the date that is *****; (b) in the case of any of the Parties’ respective covenants and agreements that are not required to be performed prior to or at the Closing, survive the Closing until performed in full or the obligation to perform shall have expressly expired in accordance with the terms of this Agreement; and (c) in the case of any of the Parties’ respective covenants and agreements that are required to be performed prior to or at the Closing, such covenants and agreements shall not survive the Closing. Except for claims involving Fraud, criminal activity or willful misconduct, no Party shall have any liability for indemnification claims made under this Article X with respect to any such representation, warranty, covenant or agreement unless a written notice of claim (describing in reasonable detail the basis of the claim) is provided prior to the expiration of any applicable survival period provided in this Section 10.1. If a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, delivers written notice to a Party for a claim for indemnification or recovery within the applicable survival period, such claim, and the indemnification therefor, as provided in this Article X, shall survive until satisfied, otherwise finally resolved or judicially determined.

10.2         Indemnification.

(a)            Subject to the provisions of this Article X, from and after the Closing, (x) each of the Kinetik Sellers, jointly and severally, and (y) each of the Diamondback Sellers, jointly and severally, shall indemnify, defend and hold harmless (provided, for the avoidance of doubt, that the indemnification obligations under this Article X of the Kinetik Sellers, on the one hand, and the Diamondback Sellers, on the other, are several and not joint) Buyer from and against all Losses that are asserted against or that are incurred by Buyer and each of its Affiliates and its and their respective directors, employees, officers, partners and equity holders and each of their respective successors and assigns (including, for the avoidance of doubt, the Acquired Companies) (collectively, the “Buyer Indemnified Parties”) arising from or out of or relating to:

(i)            any breach of any representation or warranty of such Seller in this Agreement on or prior to (A) the Closing Date (if the Month Close Date does not apply) or (B) the Preliminary Closing Date (if the Month Close Date does apply);

(ii)            any breach or nonfulfillment of any covenant, agreement or other obligation of such Seller in this Agreement;

(iii)            Seller Taxes; and

(iv)            the matters set forth on Schedule 10.2(a)(iv).

(b)            Subject to the provisions of this Article X, from and after the Closing, Buyer shall indemnify, defend and hold harmless each Seller, its Affiliates and its and their respective directors, employees, officers, partners and equity holders and each of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) from and against all Losses that are asserted against or that the Seller Indemnified Parties incur arising from or out of or relating to:

(i)            any breach of any representation or warranty of Buyer in this Agreement; and

(ii)            any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer in this Agreement.

10.3         Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)            Any Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a Third Party (a “Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 10.2 shall promptly (and in any event within thirty (30) days after becoming aware of such Third-Party Claim) notify the Party from which it is seeking indemnification (the “Indemnifying Party”) of the Third-Party Claim and transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served on the Indemnified Party with respect to such Third-Party Claim (if any), the Indemnified Party’s best estimate (to the extent known and quantifiable at the time) of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party can demonstrate it is actually and materially prejudiced by such delay or omission and then only to the extent of such actual and material prejudice.

(b)            The Indemnifying Party shall have the right, at its sole cost and expense, to control the defense of the Indemnified Party against such Third-Party Claim in accordance with this Section 10.3(b); provided, that the Indemnifying Party shall not be entitled to control the defense of a Third-Party Claim if (i) such Third-Party Claim seeks equitable or non-monetary relief or is a criminal or quasi-criminal claim, (ii) such Third-Party Claim alleges Losses materially in excess of the Indemnifying Party’s maximum indemnification obligations under this Agreement, (iii) such Third-Party Claim involves a claim that, if adversely determined, would be reasonably expected to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Indemnified Party or the Acquired Companies, (iv) such Third-Party Claim involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend, or (v) such Third-Party Claim arises out of or in connection with any Taxes of an Acquired Company (each of the foregoing clauses (i) – (v), an “Exception Claim”). If the Indemnifying Party timely elects to assume the defense of the Third-Party Claim, it shall, within ten (10) Business Days (or sooner, if the nature of the Third-Party Claim so requires) after receipt of the applicable Claim Notice, notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such Losses are indemnifiable under this Article X), then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (which shall be reasonably satisfactory to the Indemnified Party), by all appropriate Proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 10.3(b). The Indemnifying Party shall have full control of such defense and Proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to the entry of any Order or enter into any settlement agreement, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if such Order or settlement agreement contains a complete and unconditional release by the Third Party asserting the Third-Party Claim to all Indemnified Parties affected by the Third-Party Claim, and such Order or settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or any of its Affiliates or Representatives or impose any other non-monetary injunctive or equitable relief against the Indemnified Party or any of its Affiliates or Representatives. If reasonably requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including the making of any reasonably related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party may otherwise participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3, with the Indemnifying Party reasonably cooperating with the Indemnified Party and accommodating such participation, and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, that if, in the reasonable opinion of counsel for the Indemnified Party, there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain a single firm to serve as its own counsel, at the expense of the Indemnifying Party.

(c)            If (i) the Indemnifying Party (A) does not timely elect to assume the defense of a Third-Party Claim in accordance with Section 10.3(b), (B) is not entitled to assume the defense of a Third-Party Claim or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 10.3(b) or (ii) the Third-Party Claim is or at any time becomes an Exception Claim, then the Indemnified Party shall be entitled to control the defense or settlement of such Third-Party Claim with counsel selected by the Indemnified Party (which shall be reasonably satisfactory to the Indemnifying Party). If the Indemnified Party assumes the defense of a Third-Party Claim under the foregoing circumstances, then the Indemnifying Party shall reimburse the Indemnified Party from time to time for the costs and expenses in connection therewith upon submission of invoices. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and a diligent manner and shall have full control of such defense and Proceedings; provided, however, that the Indemnified Party may not consent to the entry of any judgment or enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Indemnifying Party’s consent shall not be required if such judgment, compromise or settlement (i) contains a complete and unconditional release by the Third Party asserting the Third-Party Claim to the Indemnifying Party, (ii) does not contain any sanction or restriction upon the conduct of any business by the Indemnifying Party or impose any other non-monetary injunctive or equitable relief against the Indemnifying Party and (iii) is without cost or expense to the Indemnifying Party, including in respect of any indemnification obligation of the Indemnifying Party under this Article X. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.3(c), with the Indemnified Party reasonably cooperating with the Indemnifying Party and accommodating such participation, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)            Subject to the other provisions of this Article X, in the event that an Indemnified Party determines that it has a claim for indemnifiable Losses against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall give prompt written notice thereof to the Indemnifying Party, specifying, in reasonable detail, the amount of such claim, the nature and basis of the alleged breach or act giving rise to such claim and all relevant facts and circumstances relating thereto (including reference to the specific Section(s) of this Agreement in respect of which such breach is asserted). Failure to timely provide such notice shall not affect the right of the Indemnified Party’s indemnification under this Agreement, except to the extent the Indemnifying Party can demonstrate it is actually and materially prejudiced by such delay or omission and then only to the extent of such actual and material prejudice. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. During such thirty (30) day period, the Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records during normal business hours to the extent reasonably necessary for the sole purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for indemnifiable Losses. If the Indemnifying Party informs the Indemnified Party in writing following the notice of a claim that the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for no less than thirty (30) Business Days to resolve such dispute. Promptly following the final determination of the amount of indemnifiable Losses to which the Indemnified Party is entitled (whether determined in accordance with this Section 10.3(d) or by a court of competent jurisdiction), and subject to Section 10.8, the Indemnifying Party shall pay such indemnifiable Losses to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party.

(e)            To the extent an Indemnified Party recovers Losses in respect of a claim of indemnification under this Article X, no other Indemnified Party shall be entitled to recover the same Losses in respect of the same claim for indemnification unless the Losses of such other Indemnified Party actually differ and are not in any way duplicative.

10.4         Limitations on Liability. Subject to Section 10.8, but otherwise notwithstanding anything to the contrary in this Agreement:

(a)            neither the Kinetik Sellers, on the one hand, nor the Diamondback Sellers, on the other, shall have any liability pursuant to Section 10.2(a)(i), with respect to an individual matter or series of related matters until the cumulative aggregate amount of the Losses with respect to such matter or series of related matters arising out of the same facts or circumstances with respect to the Kinetik Sellers, as a group on the one hand, or the Diamondback Sellers, as a group on the other, as applicable, exceeds $***** with respect to such group of Sellers (the “De Minimis Threshold”), in which case the amount of all such Losses (including those that are less than the De Minimis Threshold) shall be included for purposes of computing the Losses that are indemnifiable hereunder; provided, however, that this Section 10.4(a) shall not apply to (i) breaches by such Seller of any of the Sellers’ Fundamental Representations (or any certifications relating thereto set forth in any certificate delivered hereunder) or (ii) any claims based on Fraud;

(b)            neither the Kinetik Sellers, on the one hand, nor the Diamondback Sellers, on the other, shall have any liability pursuant to Section 10.2(a)(i), unless the aggregate Losses incurred or sustained by the Buyer Indemnified Parties that are subject to indemnification pursuant to this Article X with respect to the Kinetik Sellers, as a group on the one hand, or the Diamondback Sellers, as a group on the other, as applicable, exceed $***** with respect to such group of Sellers (the “Deductible Amount”) (and then, in each case, only to the extent such aggregate Losses exceed the Deductible Amount); provided, however, that this Section 10.4(b) shall not apply with respect to (i) breaches by the Kinetik Sellers, on the one hand, or the Diamondback Sellers, on the other, of any of the Sellers’ Fundamental Representations (or any certifications relating thereto set forth in any certificate delivered hereunder) or (ii) any claims based on Fraud;

(c)            in no event shall the aggregate liability of the Kinetik Sellers, as a group on the one hand, or the Diamondback Sellers, as a group on the other, arising out of or relating to Section 10.2(a)(i) exceed $***** with respect to such group of Sellers; provided, however, that this Section 10.4(c) shall not apply with respect to (i) breaches by the Kinetik Sellers, on the one hand, or the Diamondback Sellers, on the other, of any of the Sellers’ Fundamental Representations (or any certifications relating thereto set forth in any certificate delivered hereunder) or (ii) any claims based on Fraud;

(d)            in no event shall the aggregate liability of the Kinetik Sellers, as a group on the one hand, or the Diamondback Sellers, as a group on the other, arising out of or relating to the matter set forth in Item 1 of Schedule 10.2(a)(iv) exceed $***** with respect to such group of Sellers;

(e)            *****.

(f)            *****.

(g)            the amount of any Losses subject to indemnification under this Article X shall be reduced or reimbursed, as the case may be, by any Third Party insurance proceeds (net of any deductible or co-payment, the Buyer Indemnified Party’s or the Seller Indemnified Party’s, as applicable, reasonable estimate of any increase in insurance premiums attributable to such recovery and all out of pocket costs related to such recovery) or other recoveries, in each case, actually received or realized by the relevant Buyer Indemnified Party or Seller Indemnified Party, as applicable, with respect to such Losses. If a Buyer Indemnified Party or Seller Indemnified Party, as applicable, actually receives an amount under Third Party insurance coverage or otherwise recovers any amount with respect to Losses that were the subject of indemnification under this Article X at any time subsequent to indemnification provided hereunder, then such Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall promptly reimburse the Indemnifying Party to the extent of the amount received (net of any deductible or co-payment, the Buyer Indemnified Party’s or the Seller Indemnified Party’s, as applicable, reasonable estimate of any increase in insurance premiums attributable to such recovery and all out of pocket costs related to such recovery) but only to the extent that the amounts so received are less than or equal to the amounts actually paid by the Indemnifying Party to the Indemnified Party for such Losses; provided that in no event shall such Buyer Indemnified Party or Seller Indemnified Party, as applicable, have any obligation under this Agreement to (i) remit any portion of such insurance recoveries in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Losses or (ii) make, or cause any Subsidiary to make, any insurance claim or to pursue any recovery from any insurance carrier or Third Party with respect thereto; and

(h)            for the avoidance of doubt, other than with respect to the matters set forth in Item 2 of Schedule 10.2(a)(iv), for which the obligations of the Kinetik Sellers and the Diamondback Sellers pursuant to Section 10.2(a)(iv) shall be without regard to the limitations on liability set forth in this Section 10.4(h), to the extent the Acquired Companies (as Buyer Indemnified Parties) incur any Losses that are the subject of indemnification under this Article X (“Acquired Company Losses”), (i) in no event shall the aggregate liability of (A) the Kinetik Sellers exceed 27.5% of the Acquired Company Losses or (B) the Diamondback Sellers exceed 27.5% of the Acquired Company Losses and (ii) such Buyer Indemnified Party shall assert and recover such claim for indemnification on a proportionate basis against the Kinetik Sellers, on the one hand, and the Diamondback Sellers, on the other hand.

10.5            Materiality. For purposes of this Article X, the inaccuracy or breach of any representation or warranty and the Losses resulting from, arising out of or relating to such inaccuracy or breach, as applicable, shall be determined without regard to and as if all qualifications as to materiality, Material Adverse Effect or similar qualifiers contained in or applicable to such representation or warranty were deleted therefrom (except for any dollar or other numerical thresholds).

10.6         Purchase Price Adjustment. The Parties agree to treat, to the extent permitted by applicable Law, all payments made pursuant to this Article X as adjustments to the Final Purchase Price for federal and applicable state income Tax purposes.

10.7          ****.

10.8         Exclusive Remedy.

(a)            Except with respect to (i) any express remedies provided for in this Agreement (including Article XI) and the other Transaction Documents, (ii) claims arising from (A) Article II or Section 7.3(d) or (B) any Fraud or (iii) claims for specific performance or injunctive relief sought pursuant to Section 12.12, the indemnification and remedies set forth in this Article X shall constitute the sole and exclusive remedies of the Parties with respect to the Transactions (under this Agreement, Law or otherwise, including any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement (or in any certificate delivered in connection herewith)).

(b)            EXCEPT WITH RESPECT TO BREACHES BY ANY PARTY WITH RESPECT TO ANY CLAIMS FOR FRAUD, NO PARTY SHALL BE LIABLE FOR ANY EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, CONSEQUENTIAL DAMAGES OR OTHER DAMAGES BASED ON LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY INCURRED OR SUFFERED BY A PARTY, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM SUCH PARTY’S (OR ANY OF ITS AFFILIATE’S) SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ACTUALLY RECOVERED BY A THIRD PARTY AGAINST AN INDEMNIFIED PARTY PURSUANT TO A THIRD-PARTY CLAIM AND THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION FOR SUCH THIRD-PARTY CLAIM PURSUANT TO THIS AGREEMENT.

Article XI
TERMINATION

11.1         Termination. This Agreement may be terminated and the Transactions abandoned:

(a)            by mutual written consent of the Parties;

(b)            by the Sellers, acting unanimously, or Buyer, if the Closing has not occurred on or prior to the date that is nine (9) months from the Execution Date (the “Outside Date”); provided, however, that if all of the conditions set forth in Article VIII, other than any of the conditions set forth in Section 8.1(c), Section 8.1(d), Section 8.2(c) or Section 8.2(d), have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied at such time), the Outside Date shall automatically be extended to the date that is twelve (12) months from the Execution Date, which date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to a Party if the failure of the Closing to occur on or prior to the Outside Date was primarily caused by the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(c)            by the Sellers, acting unanimously, or Buyer, if any court of competent jurisdiction or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other action restraining, enjoining or otherwise prohibiting or making illegal the Transactions and such Order, Law or other action is or shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the enactment, issuance, promulgation, enforcement, entry or other action was primarily due to the breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(d)            by the Sellers, acting unanimously, if (i) there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement which would result in a failure of a condition set forth in Section 8.1 and is not cured (if able to be cured) by the earlier to occur of (A) the date that is thirty (30) days after written notice thereof is delivered by the Sellers to Buyer and (B) the date that is five days prior to the Outside Date, and (ii) none of the Sellers are then in breach of this Agreement where such breach would result in the failure of a condition set forth in Section 8.2;

(e)            by Buyer if (i) there has been a material breach by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement which would result in a failure of a condition set forth in Section 8.2 and is not cured (if able to be cured) by the earlier to occur of (A) the date that is thirty (30) days after written notice thereof is delivered by Buyer to such Seller and (B) the date that is five days prior to the Outside Date, and (ii) Buyer is not also in breach of this Agreement where such breach would result in the failure of a condition set forth in Section 8.1;

(f)            by the Sellers, acting unanimously, if (i) the conditions set forth in Article VIII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are capable of being satisfied as of the date of the applicable Closing Failure Notice (as defined below)), (ii) Buyer does not consummate the Transactions by the day and time the Closing is required to occur pursuant to Section 3.1, (iii) the Sellers have irrevocably confirmed in a written notice delivered to Buyer that the Sellers are ready, willing and able to consummate the Closing subject to closing conditions that by their terms or nature are to be satisfied at the Closing (such notice, a “Closing Failure Notice”) and (iv) Buyer has not consummated the Closing within two (2) Business Days following the date on which such Closing Failure Notice is delivered to Buyer; or

(g)            by Buyer if (i) the conditions set forth in Article VIII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are capable of being satisfied as of the date of the applicable Closing Failure Notice), (ii) the Sellers do not consummate the Transactions by the day and time the Closing is required to occur pursuant to Section 3.1, (iii) Buyer has irrevocably confirmed in a Closing Failure Notice that Buyer is ready, willing and able to consummate the Closing subject to closing conditions that by their terms or nature are to be satisfied at the Closing and (iv) the Sellers have not consummated the Closing within two (2) Business Days following the date on which such Closing Failure Notice is delivered to the Sellers.

11.2            Effect of Termination. In the event of termination of this Agreement and abandonment of the Transactions pursuant to Section 11.1, written notice thereof shall be given by the terminating Party to the other Parties, and this Agreement shall forthwith become null and void and have no effect, the Confidentiality Agreement shall remain in full force and effect, and the rights and obligations of the Parties under this Agreement shall terminate, except for the rights and obligations set forth in Section 7.12 (solely in the event that such termination is pursuant to Section 11.1(b) or Section 11.1(c)), Section 10.8(b), this Section 11.2, Section 11.3 and Article XII (except Section 12.12), each of which shall survive termination of this Agreement; provided, that nothing in this Agreement shall release any Party from liability for any Fraud or material knowing and intentional breach of this Agreement occurring prior to such termination (which includes the failure of the Sellers or Buyer to consummate the Transactions following the satisfaction of all the conditions to the Sellers’ obligations under Article VIII). For purposes of clarification, the Parties agree that if a Party does not close the Transactions in circumstances in which all of the closing conditions set forth in Article VIII have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing), such failure or refusal to close shall be deemed to be a material knowing and intentional breach by such Party. Nothing in this Section 11.2 will prohibit any Party from seeking specific performance of the terms of this Agreement or injunctive relief prior to the termination of this Agreement pursuant to, and on the terms and conditions set forth in, Section 12.12.

11.3            Regulatory Termination Fee. If this Agreement is terminated by the Sellers (acting unanimously) or Buyer pursuant to (a) Section 11.1(b) (Outside Date) or (b) Section 11.1(c) (Final and Non-appealable Order) (in the case of this clause (b), if such Order, Law or other action relates to, arises as a result of, or arises under, the HSR Act), and, in the case of each of the foregoing clauses (a) and (b), at the time of such termination (i) any of the conditions set forth in Section 8.1(c) (if such Order or Law relates to, arises as a result of, or arises under, the HSR Act), Section 8.2(c) (if such Order or Law relates to, arises as a result of, or arises under, the HSR Act), Section 8.1(d) or Section 8.2(d) have not been satisfied or waived and (ii) all of the other conditions set forth in Section 8.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which shall be capable of being satisfied at such time), Buyer shall, within three (3) Business Days following any such termination, pay to each Seller in cash by wire transfer in immediately available funds to an account designated by such Seller a non-refundable fee in an amount equal to such Seller’s Pro Rata Share of the Regulatory Termination Fee. Upon payment of the Regulatory Termination Fee pursuant to and in accordance with this Section 11.3, no Party shall have any further liability with respect to this Agreement or the Transactions; provided that nothing herein shall release any party from liability for any material knowing and intentional breach by such Party prior to termination of this Agreement of any covenant or agreement of such Party hereunder. The Parties acknowledge that the agreements contained in this Section 11.3 are an integral part of the Transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, no Party would enter into this Agreement. If Buyer fails to pay promptly the amounts due pursuant to this Section 11.3, Buyer will also pay to each Seller simple interest on the unpaid amount due to such Seller under this Section 11.3, accruing from its due date, at an interest rate per annum equal to two (2) percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable out-of-pocket expenses (including legal fees) in connection with any action taken to collect payment. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

Article XII
MISCELLANEOUS

12.1            Notices. All notices, requests, Claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or made by delivery in person by an internationally recognized courier service, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 12.1):

If to the Kinetik Sellers or Kinetik Parent, to:

Kinetik EC Holdco LLC and Altus Midstream Processing LP

c/o Kinetik Holdings LP

2700 Post Oak Blvd., Suite 300

Houston, Texas 77056

Attention: General Counsel

E-mail: contractadmin@kinetik.com; legal@kinetik.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

845 Texas Ave, Suite 4700

Houston, Texas 77002

Attention: Robert Hughes

E-mail: rhughes@velaw.com

If to the Diamondback Sellers or Diamondback Parent, to:

Rattler Midstream Operating LLC and Rattler OMOG LLC

c/o Rattler Midstream LP

500 West Texas, Suite 100

Midland, Texas 79701

Attention: Kaes Van’t Hof; Matt Zmigrosky

E-mail: kvanthof@diamondbackenergy.com; mzmigrosky@diamondbackenergy.com with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: John Goodgame; Leana Garipova

E-mail: jgoodgame@akingump.com; lgaripova@akingump.com

If to Buyer, to:

Plains All American Pipeline, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

Attention: Jeremy Goebel, Executive Vice President & Chief Commercial Officer

Email: jeremy.goebel@plains.com

and

Plains All American Pipeline, L.P.

333 Clay Street, Suite 1600

Houston, Texas 77002

Attention: Richard McGee, Executive Vice President & General Counsel

Email: CorpLegalNotices@plains.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Nick S. Dhesi; Ryan J. Lynch

E-mail: ramnik.dhesi@lw.com; ryan.lynch@lw.com

Any such notice or other communication shall be deemed to have been given (a) on the date so personally delivered (or if delivered after the recipient’s normal business hours, on the next Business Day), (b) on the next Business Day when sent by overnight delivery services or five (5) days after the date so mailed if by certified or registered mail and (c) with respect to e-mail, upon an affirmative acknowledgment of receipt by the recipient thereof (provided, however, that any out of “out-of-office” e-mail or other similar automatically reply shall not constitute an affirmative acknowledgment of receipt).

12.2            Assignment. No Party shall assign this Agreement or any part hereof, by operation of law or otherwise, without the prior written consent of the other Parties; provided, however, subject to Section 7.10 and Section 7.11, a Party may assign any or all of its rights and interests under this Agreement to an Affiliate of such Party or to any of its lenders as collateral security; provided, further, that, in the event of any such assignment, such Party shall remain primarily liable hereunder for the timely performance of all of its obligations under this Agreement unless the other Parties consent in writing and the proposed assignee expressly assumes as a condition to such assignment all of the assigning Party’s performance obligations under this Agreement. Any attempted assignment in violation of this Section 12.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

12.3            Rights of Third Parties. Except for the provisions of Article X that are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their permitted successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.4            Expenses. Except as otherwise expressly provided in this Agreement, including pursuant to Section 11.2, or in any other Transaction Document, each Party shall, whether or not the Transactions are consummated, bear its own expenses incurred in connection with the Transactions, including all fees of its legal counsel, financial advisors and accountants.

12.5            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any electronic copies hereof or signatures hereon shall, whether delivered by e-mail, or other means of electronic transmission, for all purposes, be deemed originals.

12.6            Entire Agreement. This Agreement (together with the Disclosure Schedules) and the other Transaction Documents constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the Transactions.

12.7            Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by a Party that in and of itself, such information (a) is required to be disclosed on the Disclosure Schedules, or (b) is material to or outside the ordinary course of the business of EPIC.

12.8            Amendments; Waiver; Consent. This Agreement may be amended or supplemented only by additional written agreements signed by each of the Sellers and Buyer; provided, however, that (a) no amendment to or modification of Section 7.10 shall be effective against Kinetik Parent without the prior written consent of Kinetik Parent, (b) no amendment to or modification of Section 7.11 shall be effective against Diamondback Parent without the prior written consent of Diamondback Parent and (c) no amendment to or modification of Section 7.12 shall be effective against Buyer Parent without the prior written consent of Buyer Parent. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof. No agreement on the part of a Party to any waiver or any consent under this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of such Party waiving such term or condition or granting such consent. No waiver or consent by any Party with respect to any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver or consent with respect to the same or any other term or condition of this Agreement on any future occasion.

12.9         Publicity. Each Party agrees that, except to the extent such Party believes in good faith is necessary to comply with the requirements of applicable Laws or applicable stock exchange rules and regulations and as permitted in Section 7.2, neither such Party nor any of its Affiliates or Representatives shall make, or cause to be made, a press release or similar public announcement or communication in respect of the Transactions or concerning the existence or subject matter of this Agreement unless approved in advance by each other Party in writing, which written approval shall not be unreasonably withheld, conditioned or delayed; provided that (a) with respect to any press release or similar public announcement or communication for which advance approval is not required in accordance with the foregoing, to the extent practicable, reasonable notice and a copy of such release, announcement or communication will be provided to each other Party prior to issuing the same, and the first Party will reasonably cooperate with each other Party with respect to the timing, manner, and content of such release, announcement or communication and (b) each Seller and Buyer may make statements with respect to the Transactions in investor presentations, customary ratings agency presentations, analyst or earnings calls or filings with the Securities and Exchange Commission.

12.10       Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable under any Law or as a matter of public policy, such term or provision shall be fully severable from this Agreement. All other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision contained herein is, to any extent, invalid or unenforceable in any respect under the Laws governing this Agreement, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

12.11       Governing Law; Jurisdiction.

(a)            THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The Parties hereby irrevocably and unconditionally submit to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware, and any appellate court from any thereof (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties irrevocably and unconditionally agree that all Claims relating to such Proceeding shall be heard and determined in the Chosen Courts. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute.

(b)            To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement and submits to the personal jurisdiction of any court described in this Section 12.11.

(c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT (WHETHER AT COMMON LAW OR OTHERWISE, INCLUDING FRAUD) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11(c).

12.12       Specific Performance. Each of the Parties agrees that each other Party to this Agreement would be damaged irreparably, and would have no adequate remedy at law in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by any other Party and to enforce specifically this Agreement and the terms and provisions hereof (including, for the avoidance of doubt, Buyer’s obligation to pay the Estimated Purchase Price and, if applicable, each of the Final Post-Closing Adjustment Amount, the Earnout Amount, the Regulatory Termination Fee and any amounts payable in connection with a material knowing and intentional breach by Buyer or any Seller, in each case in accordance with this Agreement), this being in addition to any other remedies to which such Party is entitled at law or in equity. Each Party agrees not to dispute or resist any such application for relief on the basis that the other Parties to this Agreement have an adequate remedy at law or that damage arising from such non-performance or breach is not irreparable.

12.13            Recourse. Notwithstanding anything in this Agreement or any applicable Law to the contrary, it is understood and agreed by each of the Parties that each Party’s Affiliates and Representatives shall not have (a) any personal liability to any Buyer Indemnified Party or Seller Indemnified Party or any other Person under or in connection with this Agreement, any other Transaction Document or the Transactions, whether or not as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement or in any other Transaction Document, and whether pursuant to Article X or otherwise, or (b) any personal obligation to indemnify any Buyer Indemnified Party or Seller Indemnified Party for any claims pursuant to Article X, and Buyer, for itself and all other Buyer Indemnified Parties, and each Seller, for itself and all other Seller Indemnified Parties, hereby waive and release and shall have no recourse against any of such Persons described in this Section 12.13 as a result of the breach of any representation, warranty, covenant or agreement contained herein or in any certificate delivered hereunder or otherwise arising out of or in connection with the Transactions.

12.14            No Offset. No Party shall have any right to offset against any amount payable hereunder to the other Parties, or otherwise reduce any amount payable hereunder as a result of, any amount owing by a Party or any of its Affiliates to such Party or any of its Affiliates.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the Execution Date.

SELLERS:

ALTUS MIDSTREAM PROCESSING LP

By: Altus Midstream Subsidiary GP LLC, its General Partner

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	President and Chief Executive Officer

KINETIK EC HOLDCO LLC

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	President and Chief Executive Officer

RATTLER MIDSTREAM OPERATING LLC

By: Rattler Holdings LLC, its managing member

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	Chief Executive Officer

RATTLER OMOG LLC

By: Rattler Midstream Operating LLC, its sole member

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

Kinetik Parent:

Kinetik Holdings LP

By:	Kinetik Holdings GP, LLC,
its general partner

By:	Kinetik Holdings Inc.,
its sole manager

By:	/s/ Jamie Welch
Name:	Jamie Welch
Title:	President and Chief Executive Officer

Diamondback Parent:

Rattler Midstream LP

By: Rattler Midstream GP LLC, its general partner

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYER:

PLAINS BK HOLDCO LLC

By:	/s/ Jeremy Goebel
Name:	Jeremy Goebel
Title:	Executive Vice President

BUYER PARENT:

PLAINS ALL AMERICAN PIPELINE, L.P.

By: PAA GP LLC, its general partner
By: Plains AAP, L.P., its sole member
By: Plains All American GP LLC, its general partner

By:	/s/ Jeremy Goebel
Name:	Jeremy Goebel
Title:	Executive Vice President

Signature Page to Purchase and Sale Agreement

EXHIBIT A

Form of Assignment and Assumption Agreement

[omitted]